UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Securities Exchange Act of 1934

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Applied Minerals, Inc.

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 Applied Minerals, Inc.

Notice of 2019 Annual Meeting and

Proxy Statement

Annual Meeting of Stockholders

December 4, 2019 at 2:00 PM Eastern Time

300 Vesey Street, 12th Floor

New York, NY 10282

October 22, 2019

Dear Stockholders:

We invite you to attend the Annual Meeting of Applied Minerals, Inc., which will be held at 2:00 PM Eastern on December 4, 2019 at 300 Vesey Street, 12th Floor, New York, N.Y. 10282. Doors open at 1:30 PM Eastern. The attached Notice of Annual Meeting and Proxy Statement give details of the business to be conducted at the meeting.

How to Vote

Record Owners: Mail. Use the proxy card delivered with the proxy statement, sign it, and and mail it back in the self-addressed envelope we have supplied or by mailing the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Internet.  Go to proxyvote.com and follow the directions.  Please have the proxy card in hand when accessing proxyvote.com because you will need the 16-digit control number on the proxy card. Or scan the QR Barcode on your proxy card and vote immediately, if you have a QR Barcode reader.

Telephone. Use any touch-tone telephone to call 1-800-690-6903 and follow the instructions. Please have the proxy card in hand when accessing proxyvote.com because you will need the 16-digit control number on the proxy card.

At the meeting. You may vote at the meeting with proper identification.

Beneficial owners. Voting instruction form. You will receive from your broker or custodian a voting instruction form (or other means) to instruct your broker or custodian how to vote. Follow the directions on the form in order to vote.  In order for your shares to be voted on the election of directors and executive compensation (Say-on-Pay), you must provide instructions.

At the meeting. Beneficial owners who wish to vote at the meeting must obtain from the broker or custodian a written authorization for the beneficial owner to vote the beneficial owner’s shares.

* * * *

We hope that you will attend the meeting. We look forward to talking with as many of you as possible.

Very Truly Yours,

Your Board of Directors

i

APPLIED MINERALS. INC.

Notice of 2019 Annual Meeting of Stockholders

Date:	December 4, 2019

Time:	2:00 PM Eastern Time

Place:	300 Vesey Street, 12th Floor, New York, NY 10282

Record date:	October 15, 2018. Only stockholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting.

Items of business:	● To elect eight directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified or they resign or are removed.

● To approve, on a non-binding advisory basis, the compensation that has been paid to our Named Executive Officers.

●	To approve an amendment to the Certificate of Incorporation increasing the total number of authorized shares to 710 million and the number of authorized shares of Common Stock to 700 million.

●	To ratify the selection of MaloneBailey LLP as our independent auditor for fiscal year 2019.

●	To transact other business that may properly come before the Annual Meeting.

By order of the Board of Directors

William Gleeson

Secretary

New York, New York

October 22, 2019

Part 1: Information about the Meeting

This Proxy Statement was first sent, given, or released to stockholders on October 22, 2019. It is furnished in connection with the solicitation of proxies. The proxies are to be voted at the Annual Meeting of Stockholders of Applied Minerals Inc. (the “Company”) for the purposes set forth in the accompanying Notice of Annual Meeting. The meeting will be held at 2:00 PM Eastern Time on December 4, 2019 300 Vesey Street, 12th Floor New York, NY 10.

Stockholders who execute proxies retain the right to revoke them at any time before the shares are voted by proxy at the meeting. A stockholder may revoke a proxy by delivering a signed statement to our Corporate Secretary revoking the proxy at or prior to the Annual Meeting, or by timely executing and delivering, by Internet, mail, or in person at the Annual Meeting, another proxy dated as of a later date.

Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. On October 22, 2019, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders. The Notice of Internet Availability of Proxy Materials contains instructions about how to access our proxy materials and vote online. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

How to Vote

Record Owners: You may vote by mail. You can vote by mail using the proxy card delivered with the proxy statement, if you requested a paper proxy statement, and mailing it back in the self-addressed envelope we have supplied or by mailing the proxy card to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Proxy cards submitted by mail must be received by the time of the Annual Meeting for your shares to be voted.

You may vote by Internet. You can vote by Internet by going to proxyvote.com and following the directions.  Please have the proxy card or the Notice of Internet Availability in hand when accessing proxyvote.com because you will need the 16-digit control number on the proxy card or the Notice of Internet Availability. Or you can scan the QR Barcode on your proxy card and vote immediately, if you have a QR Barcode reader.

You may vote by phone. Use any touch-tone telephone to call 1-800-690-6903 and follow the instructions. Please have the proxy card or the Notice of Internet Availability in hand when accessing proxyvote.com because you will need the 16-digit control number on the proxy card or the Notice of Internet Availability.

You can use the Internet or telephone to transmit voting instructions up until 11:59 P.M. Eastern Time on December 3, 2019. Internet and telephone voting facilities for record holders are available 24 hours a day. If you do not have the 16-digit control number, you may contact Broadridge Shareholder Services at 877-830-4936 or shareholder@broadridge.com.

Beneficial owners. Voting instruction form. You will receive from your broker or custodian a voting instruction form (or other means) to instruct your broker or custodian how to vote. Follow the directions on the form in order to vote. PLEASE PROVIDE VOTING INSTRUCTIONS AS TO ALL OF THE PROPOSALS TO BE VOTED ON. IN ORDER FOR YOUR SHARES TO BE VOTED ON THE FOLLOWING PROPOSALS  —  THE ELECTION OF DIRECTORS AND EXECUTIVE COMPENSATION (SAY-ON-PAY) — YOU MUST PROVIDE INSTRUCTIONS.

Voting at the meeting. If you wish to vote at the meeting, you must obtain from your broker or custodian, and present at the meeting, a “legal proxy,” which is a written authorization from the broker or custodian authorizing the beneficial owner to vote the beneficial owner’s shares at the meeting.

Solicitation of Proxies

The Board of Directors of the Company is soliciting the proxy accompanying this Proxy Statement. Proxies may be solicited by officers, directors, and employees of the Company, none of whom will receive any additional compensation for their services. These solicitations may be made personally or by mail, facsimile, telephone, messenger, email, or the Internet. The Company will pay persons holding shares of Common Stock in their names or in the names of nominees, but not owning such shares beneficially (such as brokerage houses, banks, and other fiduciaries) for the expense of forwarding solicitation materials to their principals. The Company will pay all proxy solicitation costs.

Householding

To reduce costs and reduce the environmental impact of our Annual Meeting, a single proxy statement, annual report, and Form 10-Q for the three months ended June 30, 2018 will be delivered in one envelope to certain stockholders having the same last name and address and to individuals with more than one account registered at our transfer agent with the same address, unless contrary instructions have been received from an affected stockholder. Stockholders participating in householding will continue to receive separate proxy cards. If you are a registered stockholder and would like to enroll in this service or receive individual copies of this year’s and/or future proxy materials, please contact our transfer agent, Broadridge Corporate Issuer Solutions, by phone at (800) 542-1061 or mail at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. If you are a beneficial stockholder, you may contact the broker or bank where you hold the account.

Record Date; Shares Eligible to Vote; Quorum

Stockholders of record at the close of business on October 15, 2019 will be entitled to vote shares of Common Stock outstanding. As of October 15, 2019, there were 615 record holders of the Company’s Common Stock.

The presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (175,513,549 shares), in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as “present and entitled to vote” for purposes of determining a quorum.

Election of Directors

Eight directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified or until such director's earlier resignation or removal.

The Board of Directors expects that each of the nominees will be available for election, but if any of them is unable to serve at the time the election occurs, the proxy will be voted for the election of another nominee designated by our Board.

If, for any reason, the directors are not elected at an Annual Meeting, they may be elected at a special meeting of stockholders called for that purpose in the manner provided by the By-Laws of the Company (“By-Laws”).

Voting Procedures and Votes Required for Election of Directors and Approval of Proposals

Voting of proxies

All proxies solicited by the Company, whether received by means of a proxy card, telephone, or the Internet, will be voted, and where a choice is made with respect to a matter to be voted on, the shares will be voted in accordance with the specifications so made.

Except for broker non-votes (explained below), if a proxy is submitted without indicating that the shares are to be cast (i) FOR all nominees (ii) WITHHOLD for all nominees or (iii) FOR all except specified nominee(s), it will be deemed to grant authority to vote FOR all nominees to serve as directors as set forth in Part 7 – “Proposals to be voted on” and discussed in Part 2 “Information concerning Directors“.

Except for broker non-votes, if a proxy is submitted without indicating voting instructions on Proposal 2 (Say-on-Pay), Proposal 3 (amendment to the Certificate of Incorporation), or Proposal 4 (ratification of independent auditor), it will be deemed to grant authority to vote FOR the Proposal(s) as to which no instruction is given.

Voting of shares held of record, but not beneficially, by brokers and other custodians

Beneficial owners will receive a voting instruction form or other means, as specified by the broker or custodian, to instruct your broker, custodian, or other fiduciary how to vote. Beneficial owners may instruct the broker or custodian or other fiduciaries how to vote the shares through the voting instruction form or other means. If you wish to vote the shares you own beneficially at the meeting, you must request and obtain from your broker or other custodian and bring to the meeting, a “legal proxy” (a written authorization from the broker or custodian authorizing you to vote at the meeting).

Tabulation of shares present at meeting and tabulation of votes

Employees of the Company will tabulate the shares present at the meeting and the votes cast. We expect to report the final vote tabulation on a Form 8-K filed with the SEC within four business days of the Annual Meeting.

Vote standard for election of directors; additional nominations

The directors will be elected by a plurality of the votes cast, meaning the directors receiving the largest number of “FOR” votes will be elected to the open positions. The Company’s By-Laws contain advance notice provisions for nominations for director by stockholders. If a stockholder makes a nomination that is not made in accordance with such advance-notice provisions, the nomination may not be voted on at the meeting. As of the date of this proxy statement, the date for stockholder to comply with the advance notice provisions, and thus to be eligible to make a nomination at the meeting, has passed

Broker Non-Votes

If you are the beneficial owner of shares held by a broker or other custodian and you instruct the broker or custodian to vote but choose not to provide instructions as to one or more ballot items, your shares are referred to as “uninstructed shares” as to the ballot items on which you do not provide instructions. Whether your broker or custodian has the discretion to vote these shares on your behalf depends on the ballot item. See table below. If the broker or custodian has discretion, the broker or custodian may vote as it chooses. If the broker or custodian does not have discretion to vote on a proposal, the shares will not be voted on that proposal and are referred to as “broker non-votes” as to that proposal.

Quorum

Shares represented by proxies submitted without instructions or with instructions only on some issues or with withhold or absentions as well as shares represented by broker non-votes will be included in the number of shares present at the Annual Meeting to determine whether a quorum is present.

Vote required for approval

The following table summarizes the votes required for passage of each proposal, the effect of abstentions on the voting of shares, and the effect of uninstructed shares held by brokers or other custodians on the voting of such shares.

	Votes Required for Approval	Abstentions Is Vote Cast or Not Cast?	Broker Non-Votes Is Vote Cast or Not Cast?

Election of directors	Plurality of shares cast	Vote not cast	Vote not cast

Advisory vote on executive compensation (“Say-on-Pay”)	Majority of shares cast	Vote not cast	Vote not cast

Amendment of the Certificate of Incorporation to increase the Authorized shares to 710 million and the number of authorized shares of Common Stock to 700 million	Majority of outstanding shares	Vote not cast	Broker or custodian may vote using its discretion

Ratification of independent auditor	Majority of shares cast	Vote not cast	Broker or custodian may vote using its discretion

Voting on Other Matters

Under the Company’s By-Laws, if other matters in addition to those listed in the Notice are properly presented at the Annual Meeting for consideration, the persons appointed as proxies by the Board of Directors (the persons named on your proxy card if you are a stockholder of record) will have the discretion to vote the proxies they hold on those matters for you and will follow the instructions of the Board of Directors. However, the Company’s By-Laws contain advance notice provisions for proposals to be made by stockholders. If a stockholder offers a proposal for a vote that is not made in accordance with such advance-notice provisions, the proposal may not be voted on at the meeting. As of the date of this proxy statement, the date for a stockholder to comply with the advance notice provisions, and thus to be eligible to make a proposal at the meeting, has passed.

Part 2: Information Concerning Directors

Nominees

At this Annual Meeting, eight directors are to be elected, and each director to serve until the next Annual Meeting of Stockholders or until such director’s successor is elected and qualified or such director resigns or is removed.  The Board of Directors’ nominees for the Board of Directors are:

●	Mario Concha

●	John Levy

●	Michael Barry

●	Robert Betz

●	Michael Pohly

●	Geoffrey Scott

●	Ali Zamani

●	Alexandre Zyngier

Information about Nominees

The following table provides the names, positions, ages and principal occupations of our directors:

Name	Age	Position with Company	Principal Occupation

Mario Concha	79	President and CEO since September 2019; Chairman since 2016; Director since 2013	President and CEO of the Company

Michael Barry	50	Director since 2018	General Counsel and Chief Compliance Officer of Samlyn Capital, LLC

Robert T. Betz	77	Director since 2014	Owner, Personal Care Ingredients

John F. Levy	65	Vice Chairman since 2016; Director since 2008	CEO of Sticky fingers Restaurant, LLC

Michael Pohly	50	Director since 2018	Founder and Managing Member of Goshawk Partners, LLC.

Geoffrey Scott	71	Director since 2019	Private Investor

Ali Zamani	40	Director since 2014	Managing Partner, Overlook Investments, LLC

Alexandre Zyngier	50	Director since 2017	Managing Partners, Batuta Advisors

The directors are elected to serve until the next annual meeting of shareholders.

Background of Directors and Officers

Mario Concha, Non-Executive Chairman and Director

Mr. Concha is President of Mario Concha and Associates, a firm providing consulting services to senior executives and boards of directors. He serves on the board of the National Association of Corporate Directors, Atlanta Chapter. He has served as a director of Arclin, Ltd., a manufacturer of specialty resins, and Auro Resources, Corp, a mineral exploration company with holdings in Colombia’s gold region.  Mr. Concha was an officer of Georgia Pacific Corporation and president of its Chemical Division from 1998 to 2005.  Prior to Georgia Pacific, Mr. Concha participated in the formation of GS Industries, a manufacturer of specialty steels for the mining industry, through a leveraged buyout of Armco Inc.’s Worldwide Grinding Systems Division.  He then served as President of its International Division from 1992 to 1998.  From 1985 to 1992, Mr. Concha was Vice President-International for Occidental Chemical Corporation.  Prior to Occidental Chemical, he served in several senior management positions at Union Carbide Corporation in the United States and overseas.

Mr. Concha is a graduate of Cornell University with a degree in Chemical Engineering.  He has attended the Advanced Management Program at the University of Virginia's Darden School of Business and the NACD-ISS accredited Director's College at the University of Georgia's Terry College of Business.  He is a member of the National Association of Corporate Directors, the American Chemical Society, and the American Institute of Chemical Engineers.

Key attributes, experience and skills: Mr. Concha has over 40 years experience as a hands-on corporate executive.  He has first-hand industry knowledge, gained from senior executive positions in various industries, including chemicals, plastics, forest products, metals, and mining.  In addition to manufacturing operations, he has had extensive involvement in marketing, sales, and finance.  Mr. Concha also brings corporate governance experience, having served on both public and private company boards.

Michael Barry, Director

Mr. Barry is the General Counsel and Chief Compliance Officer at Samlyn Capital, LLC. Prior to joining Samlyn Capital, LLC in 2009, Michael was a Partner at Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. in New York City from 2006 through 2009, and a corporate associate from 2000. Prior thereto, he was an associate at Skadden, Arps, Slate, Meagher and Flom LLP in New York City. Michael began his career as an associate at Whitman, Breed, Abbott & Morgan in New York City.

Key attributes experience and skills. Mr. Barry is expert in fiduciary duties of directors under Delaware law.

Robert T. Betz, Director

From 2000 through his retirement in 2002, Mr. Betz was the President of Cognis Corp., the North American division of Cognis GmbH, a $4 billion worldwide supplier of specialty chemicals and nutritional ingredients that was spun off from Henkel AG & Company ("Henkel"). From 1989 through 2000, Mr. Betz held a number of management positions at Henkel, including Executive VP and President of its Emery Group, a leading manufacturer of oleochemicals, and President of its Chemicals Group for North America.

From 1979 through 1989, Mr. Betz worked in a number of manufacturing and operations capacities for the Emery Division of National Distillers and Chemicals Corp., eventually rising to President of the division. Mr. Betz began his career in the specialty chemicals industry by joining Emery Industries in 1963. Between 1963 and 1979 he worked for the company as Market Development Representative, Manager of Corporate Planning, Vice President of Operations - Emery (Canada), Manager of Commercial Development, and General Manager of Business Groups. Emery Industries was sold to National Distillers and Chemicals Corp. in 1979.

Since 2003, Mr. Betz has been the owner of Personal Care Ingredients, LLC, a privately-owned marketer of natural products to the personal care industry. Mr. Betz also serves as a director for Hightower Petroleum, a marketer of various energy products.

Mr. Betz holds a B.S. in Chemical Engineering and an M.B.A., both degrees from the University of Cincinnati. He has also attended the Program for Management Development at Harvard University.

Key attributes experience and skills. During Mr. Betz’s career, he has been involved in developing new products or new markets for existing products. Several of these products grew into sizeable businesses. He managed multiple chemical manufacturing facilities and managed a multi-billion dollar polyethylene business. He was responsible for profit and loss for businesses with sales of $900 million. While heading the chemical operations, he was responsible for all aspects of the business: manufacturing, sales, R&D, IT, HS&E, HR, purchasing, engineering, and legal. His career has continuously involved developing, manufacturing, and selling products directed at most of the markets that Applied Minerals is attempting to penetrate. Since his retirement, he served on the boards of three chemical-related, private companies: Plaza Group, Syrgis, and Hightower Petroleum.

John F. Levy, Vice Chairman and Director

Since May 2005, Mr. Levy has served as the Chief Executive Officer of Board Advisory, a consulting firm that advises public companies in the areas of corporate governance, corporate compliance, financial reporting, and financial strategies. Additionally, Mr. Levy serves as the Chief Executive Officer of Sticky Fingers Restaurant, LLC, a South Carolina based barbeque restaurant chain, and has held this position since August 2019. Mr. Levy previously served as a business consultant with Sticky Fingers Restaurants, LLC from February 2019 to August 2019 when he assumed his current role with the company. In addition to his service on Applied Minerals, Inc. board of directors, Mr. Levy has been a director, chairman of the Audit Committee, and a member of the Governance and Nominating Committee, of Washington Prime Group, a Real Estate Investment Trust, since 2016. Mr. Levy was a director, chairman of the Governance and Nominating Committee, and a member of the Audit and Compensation Committees of Takung Art Co., Ltd., an operator of an electronic online platform for artists, art dealers and art investors to offer and trade in ownership units over valuable artwork from February 2016 to June 2019. He was a director of China Commercial Credit, a publicly held Chinese micro-lender, from 2013 to 2016. He was a director and audit committee member of Applied Energetics, Inc. (AERG), a publicly held company that specialized in the development and application of high power lasers, high voltage electronics, advanced optical systems and energy management systems technologies from 2009 to 2016.

From 2006 to 2013, Mr. Levy was a director and chair of the Audit Committee of Gilman Ciocia, Inc., a publicly traded financial planning and tax preparation firm and served as lead director from 2007 to 2013. From 2010 to 2012, he served as director of Brightpoint, Inc., a publicly traded company that provides supply chain solutions to leading stakeholders in the wireless industry. From 2008 through 2010, he served as a director of Applied Natural Gas Fuels, Inc. (formerly PNG Ventures, Inc.). From 2006 to 2010, Mr. Levy served as a director and Audit Committee chairman of Take Two Interactive Software, Inc., a public company that is a global developer and publisher of video games best known for the Grand Theft Auto franchise.  Mr. Levy is a frequent speaker on the roles and responsibilities of Board members and audit committee members. He has authored The 21st Century Director: Ethical and Legal Responsibilities of Board Members, Acquisitions to Grow the Business: Structure, Due Diligence, Financing, Ethics and Sustainability: A 4-way Path to Success, Finance and Innovation: Reinvent Your Department and Your Company, Predicting the Future: 21st Century Budgets and Projections and Heartfelt Leadership: How Ethical Leaders Build Trusting Organizations. All courses have been presented to state accounting societies. Mr. Levy is a Certified Public Accountant with several years of experience. Mr. Levy is a graduate of the Wharton School of the University of Pennsylvania, and received his MBA from St. Joseph's University in Philadelphia. Mr. Levy has completed the National Association of Corporate Directors’ Board Leadership Fellow program of study.

Key attributes, experience and skills: Mr. Levy has over 35 years of progressive financial, accounting, and business experience, including having served as Chief Financial Officer of both public and private companies for over 13 years.  Mr. Levy brings to the board expertise in corporate governance and compliance matters along with extensive experience gained from numerous senior executive positions with public companies. Further, Mr. Levy’s service on the boards of directors of public companies in a variety of industries allows him to bring a diverse blend of experiences to the Company’s board.

Michael Pohly, Director

Michael Pohly is the founder and Managing Member of Goshawk Partners LLC, a private investment firm. Prior to forming Goshawk Partners, LLC, Mr. Pohly was a Portfolio Manager and Sector Head for Credit, Currencies and Commodities at Kingdon Capital Management LLC. He joined Kingdon in January 2009 and has over 27 years of investment experience. Previously, he worked at Morgan Stanley for 17 years, most recently as Managing Director and Head of Global Proprietary Fixed Income Trading, a role held from December 2005 to May 2008. During this time, he served as Senior Portfolio Manager of a $1 billion proprietary credit effort, managing a team that invested in investment grade and high yield corporate and structured credit products. He served on the Board of Directors of the International Swaps Dealer Association (ISDA) from 2006 to 2007. From 2006 to 2008 he served as Vice Chairman of the Board and president of Cournot Capital Inc., a derivatives product company founded by Morgan Stanley. He holds a BS in Economics from the Wharton School of the University of Pennsylvania, graduation summa con laude.

Key attributes, experience and skills: Mr. Pohly has over 27 years of investment experience, including over 9 years at Kingdon Capital and 17 years at Morgan Stanley. Mr. Pohly has extensive experience in the credit markets, having worked on the both the buy and sell side. Additionally, Mr. Pohly brings a unique investor perspective to the board due to his substantial experience in evaluating and investing in the mining and other sectors.

Geoffrey Scott, Director

Mr. Scott is a private investor. From 1995 to 2018, Mr. Scott was an investment advisor and president of Scott Asset Management, whose clients were high net worth individuals.   From 1990 to 1995, he was a vice president, corporate finance at Merrill Lynch.  From 1973 to 1990, he was a vice president of corporate banking at Chase Manhattan Bank.

Key attributes, experience and skills:  For 10 years, he served on the Board of a private company, growing revenue from approximately $50 million to $150 million.  In a quickly growing company, allocation of resources is a very important consideration.  He served on the audit and compensation committees.  The company was eventually sold to a private equity buyer.  His experience with charting the growth of smaller companies will be of value to the Board of the Company.

Ali Zamani, Director

Ali Zamani is currently the Managing Partner of Overlook Investments, LLC. He served as a Portfolio Manager and CIO at Gefinor Capital Management from 2014 to 2016. Prior to Gefinor Mr. Zamani was a Principal at SLZ Capital Management, a New York-based asset management firm, from July 2012 to December 2013. Prior thereto, he was a Portfolio Manager at Goldman Sachs from 2004 to 2012 where he focused on the energy, materials, utilities, and industrials sectors. From 2002 to 2004, he was a mergers and acquisitions analyst at Dresdner Kleinwort Wasserstein, a boutique New York-based investment bank focused on the energy and utilities sectors.

Mr. Zamani holds a B.S. in Economics from the Wharton School at the University of Pennsylvania, where he graduated magna cum laude.

Key attributes, experience and skills: Mr. Zamani has over 15 years of financial industry experience, including 8 years as a senior investment professional at Goldman Sachs & Co.  Mr. Zamani brings significant capital markets expertise, including extensive mining and industrial sector investing experience.  Additionally, Mr. Zamani brings a unique stockholder/investor perspective to the board having been a major stockholder in numerous similar companies over his career.

Alexandre Zyngier, Lead Director

Mr. Zyngier has been the Managing Director of Batuta Advisors since founding it in August 2013. The firm pursues high return investment and advisory opportunities in the distressed and turnaround sectors. Mr. Zyngier has over 20 years of investment, strategy, and operating experience. He is currently a director of Atari SA, AudioEye Inc., Torchlight Energy Resources Inc. and certain other private entities. Before starting Batuta Advisors, Mr. Zyngier was a portfolio manager at Alden Global Capital from February 2009 until August 2013, investing in public and private opportunities. He has also worked as a portfolio manager at Goldman Sachs & Co. and Deutsche Bank Co. Additionally, he was a strategy consultant at McKinsey & Company and a technical brand manager at Procter & Gamble. Mr. Zyngier holds an MBA in Finance and Accounting from the University of Chicago and a BS in Chemical Engineering from UNICAMP in Brazil.

Key attributes, experience, and skills.  We believe that Mr. Zyngier’s investment experience and his experience in overseeing a broad range of companies will greatly benefit the Board of Directors.

Who originally recommended the Nominees

Mr. Levy was originally recommended for election as director by David Taft, at the time a significant stockholder and later a director.  Mr. Concha was originally recommended by Mr. Levy. Mr. Betz was originally recommended by Mr. Concha. Mr. Zamani was originally recommended security holders. Mr. Zyngier was recommended by Mr. Zeitoun, formerly a director and CEO and President. Mr. Scott was recommended by Mr. Zeitoun. Messrs. Barry and Pohly were appointed pursuant to director nomination agreements with the holders of the Series A and the Series 2023 Notes, respectively.

Director Nomination Agreements

The Company entered into an director nomination agreement (“Samlyn Director Nomination Agreement’) in 2011 in connection with a $10 million investment in the Company with Samlyn Onshore Fund, LP, a Delaware limited partnership, and Samlyn Offshore Master Fund, Ltd., a Cayman Islands exempted company (together the “Samlyn Funds”). Subject to the terms and conditions of the Samlyn Director Nomination Agreement, until the occurrence of a Termination Event (as defined in the Samlyn Director Nomination Agreement), the Samlyn Funds jointly have the right to designate one person to be nominated for election to the Board. The Samlyn Funds have exercised the right to designate a person by designating Michael Barry, the General Counsel and Chief Compliance Officer of Samlyn Capital, LLC,  Mr. Barry is currently serving as a director and is a Board nominee for election as a director at the 2019 Annual Meeting

The Company entered into a director nomination agreement (“2023 Director Nomination Agreement”) in 2017 with the Holders of the 10% PIK Election Convertible Notes Due 2023 (“2023 Holders”). Subject to the terms and conditions of the 2023 Director Nomination Agreement, the 2023 Holders have the right the right to designate one person to be nominated for election to the Board. The 2023 Holders exercised that right to designate by designating Michael Pohly, who at the time was Portfolio Manager and Sector Head for Credit, Currencies and Commodities at Kingdon Capital Management LLC.  He is now the founder and Managing Member of Goshawk Partners LLC. Mr. Pohly is currently serving as a director and is a board nominee for election as a director at the 2019 Annual Meeting.

Director Compensation for the Year Ended December 31, 2018

The following sets forth compensation to our directors in 2018. The fees payable to directors are $50,000 per year and $10,000 per year for chairman of the Board and $10,000 per year for chairman of a committee, except the Operations Committee (“Board Fees”). The fees payable for the Operations Committee are $150,000 for the chairman and $62,500 for the member who is an independent director (“Operations Committee Fees”). The directors, except for Messrs. Barry and Pohly, were granted options on December 14, 2017 that covered Board Fees for the fourth quarter of 2017 and the first three quarters of 2018. The Board Fees vested quarterly. On the same date, options were granted for Operations Committee Fees for service on the Operations Committee for the year beginning May 1, 2018. The Operations Committee Fees vested on May 1, 2018. Messrs. Barry and Pohly earned Board Fees for the period from their appointments to the Board until September 30, 2018. The Board Fees for Messrs. Barry and Pohly were issued to funds managed by their employers. Beginning the last quarter of 2018, Board Fees have been accrued but not paid. The Board Fees may be paid in cash or equity in the future, to be determined by the Board. The fees reported below represent (i) Board Fees for the first three quarters of 2018 and Operations Committee fees for the period from May 1, 2018 to December 31, 2018, which were paid through option grants in 2017, and (i) accrued but unpaid fees for the fourth quarter of 2018. No fees are shown for Mr. Scott because he became a director in 2019.

Name	Fees Earned or Paid in Cash ($)(4)	Common Stock Awards ($)	Options Awards ($)(5)	Total ($)

Mario Concha	17,500	-0-	123,338	140,838

Michael Barry (1)	12,500	-0-	37,153	49,653

Robert Betz	15,000	-0-	67,994	82,994

John Levy	15,000	-0-	37,950	52,950

Michael Pohly (2)	12,500	-0-	29,722	42,222

Ali Zamani	12,500	-0-	31,625	44,125

Alexandre Zyngier	15,000	-0-	18,404	33,404

Andre Zeitoun (3)	-0-	-0-	-0-	-0-

(1)	Mr. Barry was elected to the Board of Directors on April 30, 2018. At Mr. Barry’s request, the fees were paid to funds managed by his employer.

(2)	Mr. Pohly was elected to the Board of Directors on June 1, 2018. At Mr. Pohly’s request, the fees were paid to a fund managed by his employer.

(3)	Mr. Zeitoun was not separately compensated for services as a director.

(4)	Amounts represent fees earned for service for the period from October 31, 2018 through December 31, 2018. These amounts have been accrued but not yet paid as of December 31, 2018.

(5)	Black Scholes value at grant date

Board Leadership

Alexandre Zyngier serves as Lead Director. The Lead Director facilitates the functioning of the Board of Directors independently of management of the Company and provides independent leadership to the Board. In fulfilling his or her responsibilities. the Lead Director is responsible for: (a) providing leadership to ensure that the Board functions independently of management of the Company and other non-independent directors; (b) working with the Chair to ensure that the appropriate committee structure is in place and assisting the Governance and Nominating Committee in making recommendations for appointment to such committees; (c) recommending to the Chair items for consideration on the agenda for each meeting of the Board; (d) commenting to the Chair on the quality, quantity and timeliness of information provided by management to the independent directors; (e) in the absence of the Chair, chairing Board meetings,; in addition, chairing each Board meeting at which only outside directors or independent directors are present; (f) consulting and meeting with any or all of the independent directors, at the discretion of either party and with or without the attendance of the Chair, and representing such directors, where necessary, in discussions with management of the Company on corporate governance issues and other matters; and (g) working with the Chair and the Chief Executive Officer to ensure that the Board is provided with the resources, including external advisers and consultants to the Board as considered appropriate, to permit it to carry out its responsibilities and bringing to the attention of the Chair and the Chief Executive Officer any issues that are preventing the Board from being able to carry out its responsibilities.

The Board does not believe that consolidating the Chair of the Board and CEO positions impairs effective board interaction and management accountability.

Director Independence

Messrs. Levy, Barry, Betz, Pohly, Scott, Zamani and Zyngier are deemed to be independent for purposes of the Board under the independence standards of Nasdaq, which the Company uses to determine independence, and under the enhanced independence standards of Section 10A-3 of the Securities Exchange Act. They are also deemed to be outside directors under the standards of Section 162(m) of the Internal Revenue Code.

Risk Oversight

The Board oversees management’s evaluation and planning for risks that the Company faces. Management regularly discusses risk management at its internal meetings and reports to the Board and/or Operations Committee those risks that it thinks are most critical and what it is doing in response to those risks. The Board exercises oversight by reviewing key strategic and financial plans with management at each of its regular quarterly meetings as well as at certain special meetings. The Board’s risk oversight function is coordinated under the leadership of the independent Chair of the Board and the Board believes that this oversight is enhanced by the separation of the role of Chair from CEO.

Code of Ethics

We have adopted a Code of Conduct and Ethics for our Chief Executive Officer and our senior financial officers.  A copy of our Code of Conduct and Ethics is posted on our website at www.appliedminerals.com and can be obtained at no cost, by telephone at (212) 226-4265 or via mail by writing to Applied Minerals, Inc., 55 Washington Street, Brooklyn, NY 11201.  We believe our Code of Conduct and Ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; to provide full, fair, accurate, timely and understandable disclosure in public reports; to comply with applicable laws; to ensure prompt internal reporting of code violations; and to provide accountability for adherence to the Code.

Board and Committee Meetings and Meeting Attendance

During 2018, there were ten meetings of the Board of Directors, ten meetings of the Operations Committee, five meetings of the Compensation Committee, eight meetings of the Audit Committee, and four meetings each of the Governance and Nominating Committee and the Health, Safety and Environment Committee. Every director attended at least 75% of all board meetings and all committee meetings of which that director was a member. It is the policy of the Board that all Board members attend the annual meeting of shareholders, if possible.

Committees of the Board

The following sets forth the standing Committees of the Board and membership of the committees. The charters of the committees are available at the Company’s website, appliedminerals.com. The Board of Directors has determined that all committee members are independent under the independence definition used by NASDAQ except for Mr. Concha.

	Audit Committee	Governance and Nominating Committee	Compensation Committee	Health, Safety & Environment Committee	Operations Committee
Mario Concha				X	X
John Levy		X*	X
Michael Barry
Robert Betz	X	X	X*	X*	X*
Michael Pohly
Geoffrey Scott		X	X
Ali Zamani	X			X
Alexandre Zyngier	X*

* Committee Chairman

The Audit Committee satisfies the definition of Audit Committee in Section 3(a)(58)(A) of the Securities Exchange Act of 1934.

There is a special committee of the Board appointed to deal with the disposition of the funds received from the sale of five waste piles on August 2018. The Committee consists of Messrs. Concha, Levy, Betz, Zamani, and Zyngier.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Zamani is an Audit Committee Financial Expert as the term is defined in the rules of the Securities and Exchange Commission.

Audit Committee Report

The audit committee has reviewed and discussed the audited financial statements included elsewhere in this Annual Report with management;

The audit committee has discussed with the independent auditors the matters required to be discussed by the Auditing Standards AU Section 380 - The Auditor’s Communication with those charged with Governance as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

The audit committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence and has discussed with the independent accountant the independent accountant's independence; and

Based on the review and discussions referred to in three preceding paragraphs, the audit committee recommended to the board of directors that the audited financial statements be included in the Company's annual report on Form 10-K (17 CFR 249.310) for the last fiscal year for filing with the Commission.

Audit Committee

Alexandre Zyngier, Chairman

Robert Betz

Ali Zamani

Governance and Nominating Committee and Nomination Process.

The Governance and Nominating Committee does not have a set process for identifying and evaluating nominees for director and does not have any specific minimum requirements that must be met by any committee-recommended nominee for a position on the Board of Directors. Characteristics expected of all directors include integrity, high personal and professional ethics, sound business judgment, and the ability and willingness to commit sufficient time to the Board. In evaluating the suitability of individual Board members, the Board takes into account many factors, including general understanding of marketing, finance, and other disciplines relevant to the success of a publicly-traded company in today's business environment; understanding of the Company's business; educational and professional background; and personal accomplishment.  The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best promote the success of the Company's business and represent stockholder interests through the exercise of sound judgment. In determining whether to recommend a director for re-election, the Governance and Nominating Committee also considers the director's past attendance and the results of the most recent Board self-evaluation.

The Board does not have a policy relating to diversity in connection with the identification or selection of nominees and has not considered the issue.

The Board will consider director candidates recommended by any stockholder.  In evaluating candidates recommended by our stockholders, the Board of Directors has no set process for evaluating nominees, and the criteria would include the ones set forth above that are applied to nominees nominated by the Board. Any stockholder recommendations for director nominees proposed for consideration by the Board should include the candidate's name and qualifications for service as a Board member, a document signed by the candidate indicating the candidate's willingness to serve, if elected, and evidence of the stockholder's ownership of Company Common Stock and should be addressed in writing to the Chairman, Applied Minerals, Inc., 55 Washington Street, Suite 301 Brooklyn, NY 11201.

There have been no changes in the procedures by which stockholders may recommend candidates for director.

The Governance and Nominating Committee has a charter and it is posted on the Company's website.

Samlyn Funds — Rights to Nominate Directors

In connection with their investment of $10 million in 2011, Samlyn Onshore Fund, LP, a Delaware limited partnership, and Samlyn Offshore Master Fund, Ltd., a Cayman Islands exempted company (collectively, the “Samlyn Entities”) were granted the joint right to designate one person (the “Initial Nominee”) to be nominated for election to the Board and the Board of Directors must use commercially reasonable efforts to cause the election or appointment, as the case may be, of such nominee as a director of the Company.

If any nominee is jointly designated by the Samlyn Entities at a time (A) at which such nominee cannot be included in the proxy statement prepared by management of the Company in connection with the soliciting of proxies for a meeting of the stockholders of the Company called with respect to the election of directors or (B) after which a meeting of the stockholders has been held with respect to the election of directors (collectively, the “Interim Period”) or (ii) is nominated for election to the Board but not elected by the stockholders of the Company for any reason whatsoever, the Board shall increase the number of members serving on the Board by one and the Samlyn Entities shall be entitled to promptly designate a nominee, who shall be appointed by the Board to fill the additional member position promptly.

If the Samlyn Entities, together with their respective affiliates, cease to beneficially own at least 9,700,000 shares of Common Stock, the rights of the Samlyn Entities described above shall terminate automatically (the “Termination Event”). As promptly as practicable following the Termination Event, at the request of the Board, the Samlyn Nominee shall cause such Nominee to execute and deliver a letter of resignation to the Company, which resignation shall be effective immediately with respect to the Company and, if applicable, any subsidiary of the Company for which such Nominee serves as a director, manager or other similar position.

The Samlyn Funds exercised the right to designate a person by designating Michael Barry, the General Counsel and Chief Compliance Officer of Samlyn Capital, LLC. Mr. Barry was appointed to the Board in April 2018. At his direction, Mr. Barry’s compensation as a director is paid to the Samlyn Funds.

Director Nomination Agreement with Series 2023 Noteholders

The Company has entered into a director nomination agreement (“2023 Director Nomination Agreement’) in 2017 with the Holders of the 10% PIK Election Convertible Notes Due 2023 (“2023 Holders”). Subject to the terms and conditions of the 2023 Director Nomination Agreement, the 2023 Holders have the right to designate one person to be nominated for election to the Board. The 2023 Holders have designated Michael Pohly, who at the time was Portfolio Manager and Sector Head for Credit, Currencies and Commodities at Kingdon Capital Management LLC and is now the founder and managing member of Goshawk Partners LLC, as a director and Mr. Pohly has been appointed as a director. Prior to March 31, 2019, at his direction, Mr. Pohly’s compensation as a director was paid to M. Kingdon Offshore Master Fund, L.P. Under the 2023 Director Nomination Agreement, if a nominee (i) is designated by the at a time (A) at which such nominee cannot be included in the proxy statement prepared by management of the Company in connection with the soliciting of proxies for a meeting of the stockholders of the Company called with respect to the election of Directors or (B) after which a meeting of the stockholders has been held with respect to the election of Directors or (ii) is nominated for election to the Board but not elected by the stockholders of the Company for any reason whatsoever (including, without limitation, such nominee’s death, disability, disqualification or withdrawal as a nominee), the Board shall increase the number of members serving on the Board by one, if appropriate, and the noteholders shall be entitled to promptly designate a nominee by written notice to the Company, who shall be appointed by the Board to fill such additional member position promptly. Such rights expire upon the occurrence of a Termination Event as defined. A Termination Event occurs if the 2023 Holders, together with their respective Affiliates, cease to Beneficially Own at least 80 per cent of the Series 2023 Notes that have been issued in the aggregate, whether as a result of dilution, transfer, conversion, or otherwise.

Compensation Committee

The Compensation Committee is required to meet at least twice a year.  The Committee charter states that the Committee will have the resources and authority necessary to discharge its duties and responsibilities and the Committee has sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for such persons.

The principal responsibilities of the Compensation Committee are as follows:

1.	Board Compensation. Periodically review the compensation paid to non-employee directors and make recommendations to the Board for any adjustments.

2.	Chief Executive Officer Compensation.

a.	Conduct an annual CEO evaluation.

b.	Assist the Board in establishing CEO annual goals and objectives, if appropriate.

c.	Recommend CEO compensation to the other independent members of the Board for approval.

(The CEO may not be present during deliberations or voting concerning the CEO's compensation.)

3.	Other Executive Officer Compensation.

a.	Oversee an evaluation of the performance of the Company's executive officers and approve the annual compensation, including salary and incentive compensation, for the executive officers.

b.	Review the structure and competitiveness of the Company’s executive officer compensation programs considering the following factors: (i) the attraction and retention of executive officers; (ii) the motivation of executive officers to achieve the Company’s business objectives; and (iii) the alignment of the interests of executive officers with the long-term interests of the Company’s stockholders.

c.	Review and approve compensation arrangements for new executive officers and termination arrangements for executive officers.

4.	General Compensation Oversight. Monitor and evaluate matters relating to the compensation and benefits structure of the Company as the Committee deems appropriate, including:

a.	Provide guidance to management on significant issues affecting compensation philosophy or policy.

b.	Provide input to management on whether compensation arrangements for Company executives incentivize unnecessary and excessive risk taking.

c.	Review and approve policies regarding CEO and other executive officer compensation.

5.	Equity and Other Benefit Plan Oversight.

a.	Serve as the committee established to administer the Company’s equity-based and employee benefit plans and perform the duties of the committee under those plans. The Compensation Committee may delegate those responsibilities to senior management as it deems appropriate as limited by the plans.

b.	Appoint and remove plan administrators for the Company’s retirement plans for the Company’s employees and perform other duties that the Board may have with respect to the Company’s retirement plans.

6.	Compensation Consultant Oversight.

a.	Retain and terminate compensation consultants that advise the Committee, as it deems appropriate, including approval of the consultants’ fees and other retention terms and ensure that the compensation consultant retained by the Committee is independent of the Company.

The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the committee. The Committee may delegate to the Chief Executive Officer authority to make grants of equity-based compensation in the form of rights or options to eligible officers and employees who are not executive officers, such authority including the power to (i) designate officers and employees of the Company or any of its subsidiaries to be recipients of such rights or options created by the Company, and (ii) determine the number of such rights or options to be received by such officers and employees; provided, however, that the resolution so authorizing the Chief Executive Officer shall specify the total number of rights or options the Chief Executive Officer may so award.  If such authority is delegated, the Chief Executive Officer shall regularly report to the Committee grants so made. The Committee may revoke any delegation of authority at any time.  The Compensation Committee has not delegated any authority to the Chief Executive Officer.

For purposes of determining CEO compensation for 2016, the Compensation Committee engaged a compensation consultant, Compensation Resources Inc., to conduct studies of the competitive levels of compensation for comparable positions among similar publicly traded companies. The Compensation Committee did not use a compensation consultant in connection with 2017 or 2018 CEO compensation.

A copy of the compensation committee charter is available at www.appliedminerals.com.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or were (except for Mr. Concha during the period from his appointment as CEO and President on September 9, 2019 until the Board meeting on September 26, 2019 when he left the Compensation Committee) officers or employees of the Company and none (and none of the members of their immediate families) had any relationships of the type described in Item 404 of Regulation S-K. There have not been any interlocking relationships of the type described in Item 407(e)(4)(iii) of Regulation S-K.

Stockholder Communications to the Board of Directors

Stockholders may communicate with the Board of Directors by sending an email or a letter to Applied Minerals, Inc. Board of Directors, c/o President, 55 Washington Street, Brooklyn, New York 11201.  The President will receive the correspondence and forward it to the individual director or directors to whom the communication is directed or to all directors if not directed to one or more specifically.

Part 3 Information concerning Executive Officers and Their Compensation

Named Executive Officers

The Named Executive Officers of the Company are :

Name	Age	Position

Mario Concha	79	President, CEO, Chairman of the Board and Director

Christopher Carney	49	Chief Financial Officer; Vice President, Business Development

William Gleeson	76	General Counsel and Secretary

Marion Concha. Mr. Concha became President and CEO on September 9, 2019

Andre Zeitoun. Mr. Zeitoun was a director, and CEO and President until September 9, 2019, when he resigned such positions.

Christopher T. Carney   From 2009 through 2012, Mr. Carney was the Interim Chief Financial Officer of the Company. From 2012 through 2015, Mr. Carney was a VP of Business Development for the Company. Mr. Carney was appointed Chief Financial Officer of the Company in 2015 when the previous Chief Financial Officer resigned. He retained his position as Vice President of Business Development. From 2007 until 2008, Mr. Carney was an analyst at SAC Capital/CR Intrinsic Investors, LLC, a hedge fund, where he evaluated the debt and equity securities of companies undergoing financial restructurings and/or operational turnarounds. From h 2004 until 2006, Mr. Carney was a distressed debt and special situations analyst for RBC Dain Rauscher Inc., a registered broker-dealer. Mr. Carney graduated with a BA in Computer Science from Lehman College and an MBA in Finance from Tulane University.

William Gleeson.  Mr. Gleeson was appointed General Counsel and Secretary in \2011.  Prior thereto he was a partner in the law firm K&L Gates LLP for more than five-years, specializing in securities, corporate, and M&A law.

All officers serve at the pleasure of the Board.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Cash Bonus ($)		Option Award ($) (1)		Total ($)
Andre M. Zeitoun	2018	350,000		75,000	(2)	-0-		425,000
	2017	350,000		270,000	(3)(4)	614,596	(5)	1,234,596
	2016	350,000		150,000	(2)	-0-		500,000

Christopher Carney (6)	2018	200,000		20,000	(2)	-0-		220,000
	2017	135,000	(7)	30,000	(4)	246,676	(8)	411,676
	2016	181,250	(7)	-0-		40,500	(7)	221,750

William Gleeson	2018	250,000		20,000	(2)	-0-		270,000
	2017	250,000		30,000	(4)	193,471	(8)	473,471
	2016	250,000		-0-		-0-		250,000

(1)	Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 10 to the Notes to Consolidated Financial Statements found in Item 8, Part II of the Annual Report of Form10-K. These amounts reflect the Company’s accounting expense for these awards, and do not correspond to the amount that will be recognized as income by the named executive officers o the amount that will be recognized as a tax deduction by the Company, if any, upon exercise. The options awards were valued using the Black Scholes Option Valuation Model.

(2)	On January 2019, the Board of Directors, on the recommendation of the Compensation Committee, granted to Mr. Zeitoun, Mr. Carney and Mr. Gleeson bonuses for service in 2018 of $75,000, $20,000 and $20,000, respectively. The performances were based on performance in 2018

(3)	Mr. Zeitoun’s revenue-related bonus for 2016 and 2017 was 4% of the first $4 million in revenues up to a bonus of $150,000.

(4)	On December 7, 2017, the Board of Directors, on the recommendation of the Compensation Committee, granted to Mr. Zeitoun a bonus for service in 2017 of $120,000 and to each of Mr. Carney and Mr. Gleeson a bonus for service in 2017 of $30,000. The bonuses were based on more than satisfactory performance in 2016.

(5)	On August 18, 2017, the Board of Directors granted Mr. Zeitoun options to purchase 11,910,772 shares of common stock at $0.06 per share. The Black Scholes value of the options at the grant date was $614,595. The options vest based upon certain performance goals being met by management. At October 15, 2019 options to purchase 8,933,079 shares of common stock had vested.

(6)	Mr. Carney has served as Vice President Business Development since 2011. In 2015, he was appointed Chief Financial Officer while retaining his position as Vice President Business Development. His compensation did not change upon being appointed CFO.

(7)

Mr. Carney's 2016 salary was at the rate of $200,000 per year for first 7.5 months of 2016 and was at the rate of $150,000 for the final 4.5 months. Mr. Carney agreed to reduce his salary by $50,000 in the period from August 15, 2016 to August 1, 2017 in exchange for options that had a Black Scholes value of approximately $40,500. The options are three-year options, but in accordance with Mr. Carney’s offer to exchange cash for options, the number of options was based on $50,000 divided by the Black Scholes value of five-year options.

Mr. Carney’s salary was at a rate of $150,000 per annum for the first 7.5 months of 2017 and then was to increase to a rate of $200,000 per annum for the remaining 4.5 months of 2017. His salary was not increased to a rate of $200,000 per year and Mr. Carney is owed $18,765 in respect thereof relating to 2017. In lieu of a $50,000 salary reduction for twelve (12) months beginning August 16, 2016, Mr. Carney received options to purchase common stock with a Black Scholes value of $40,500. During the first 7.5 months of 2017, $23,625 of the Black Scholes value of the options vested.

(8)	In December 2017, the Board of Directors granted to Mr. Carney and Mr. Gleeson options to purchase 4,780,550 shares of common stock and 3,749,440 shares of common stock, respectively, at $0.06 per share. At the date of grant of the options to Messrs. Carney and Gleeson, the Black Scholes values were $246,676 and $193,471, respectively. The options vest based upon certain performance goals being met by management. At October 15, 2019, options to purchase 3,585,413 shares of stock by Mr. Carney and options to purchase 2,812,080 shares of common stock by Mr. Gleeson had vested. Between August 16, 2017 and December 31, 2017, Mr. Carney deferred approximately $30,000 of salary until the Company’s liquidity situation improves. As of December 31, 2018, Mr. Carney is owed $8,333.33 in accrued and unpaid salary.

There were no perquisites to directors or employees in 2016, 2017, or 2018. The Company’s disclosure controls and procedures are adequate to identify all perquisites being paid to their executive officers and directors.

Pensions

The Company does not have any pension plan nor does it have any nonqualified defined contribution and other nonqualified deferred compensation plans.

Grants of Plan-Based Awards

There were no plan-based awards granted in 2018.

Outstanding Equity Awards at December 31, 2018

The following table provides information on the holdings as of December 31, 2018 of stock options granted to the named executive officers. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018
Name	Grant Date	Number of Securities Underlying Unexercised Options: Exercisable	Number of Securities Underlying Unexercised Options: Unexercisable	Equity Incentive Plan Awards Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date

Andre Zeitoun	01-01-09	3,949,966	—	—	$0.70	01-01-19
	02-08-11	1,742,792	—	—	$0.83	01-01-22
	11-20-12	1,742,792	—	—	$1.66	01-01-23
	05-11-16	321,123	—	—	$0.24	05-11-21
	08-18-17	8,933,079	2,977,693	—	$0.06	12-13-27
Christopher T. Carney (2)	01-01-09	1,316,655	—	—	$0.70	01-01-19
	02-08-11	580,930	—	—	$0.83	01-01-22
	11-20-12	580,931	—	—	$1.66	01-01-23
	06-10-14	75,000	—	—	$0.84	06-10-24
	02-05-15	48,611	1,389	—	$0.68	02-05-25
	05-11-16	248,344	—	—	$0.24	05-11-21
	07-06-16	500,000	—	—	$0.16	08-15-19
	08-18-17	3,585,413	1,195,137	—	$0.06	12-13-27
William Gleeson	08-18-11	900,000	—	—	$1.90	08-18-21
	11-20-12	72,406	—	—	$1.66	11-20-22
	06-10-14	600,000	—	—	$0.84	06-10-24
	05-11-16	248,344	—	—	$0.24	05-11-21
	08-18-17	2,812,080	937,360	—	$0.06	12-13-27

Options Exercised and Stock Vested

None of the Named Executive Officers has exercised any options, SARs or similar instruments and none had any stock awards, vested or unvested.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

There are no nonqualified defined contribution and other nonqualified deferred compensation plans

Part 4: Compensation Discussion and Analysis

Objectives and Strategy

The Company’s objectives are to develop a range of commercial applications for its halloysite clay-based and iron oxide-based products and to market those applications to industries seeking enhanced product functionality and to market its iron oxides for use in cement and other uses. We believe the successful marketing of such applications will generate material profits for the Company, which, in turn, will create significant value for its stockholders. To realize this objective, the Company must attract and retain individuals, including our Named Executive Officers (“Named Executive Officers” or “NEOs”), who possess the skill sets and experience needed to effectively develop and implement the business strategies and corporate governance infrastructure necessary to achieve commercial success.

Accordingly, compensation for the Named Executive Officers is designed to:

●	Attract, motivate, and retain qualified Named Executive Officers;
●	Incentivize the Named Executive Officers to lead the Company to profitable operations and to increase stockholder value;
●	Assure that over time a significant part of NEO compensation is linked to the Company’s long-term stock price performance, which aligns the Named Executive Officers’ financial interests with those of the Company’s stockholders
●	Motivate the Named Executive Officers to develop long-term careers at the Company and contribute to its future prospects; and
●	Permit the Named Executive Officers to remain focused on the development of the Company’s business in the midst of actual or potential change-in-control transactions.

The Company does not have a policy concerning minimum ownership or hedging by officers of Company securities.

2016 vs. 2015; 2017 vs. 2016; 2018 vs. 2017

The compensation of the Named Executive Officers was significantly lower in 2016 than in 2015 due to the Board’s assessment of performance and ways to incentivize the NEOs as well as the Company’s actual and prospective condition.

The cash compensation in 2017 was higher in 2016 based on the Board’s assessment of NEO performance.. There was a large option granted designed to give the NEOs a significant long-term incentive.

2018 compensation was lower than 2017 primarily because no option grant was made in 2018.

Compensation of Mr. Zeitoun

Mr. Zeitoun was president and CEO of the Company from 2009 until September 9, 2019.

2016 Compensation

In order to assist the Compensation Committee in setting the 2016 compensation, the Compensation Committee hired CRI, the same compensation consultant that the Committee had used in connection with 2014 and 2015. At a meeting with the Compensation Committee on December 8, 2015, CRI presented a written report. The report indicated that CRI redefined the peer group used in connection with Mr. Zeitoun’s 2015 compensation.

The peer group was redefined to provide a “similar industry look.” The peer group companies for purposes of 2016 compensation: (i) were involved in specialty chemical manufacturing, biotech and pharmaceuticals, software, and mining; (ii) were national in geographic location with compensation adjusted to New York City; (iii) had a market capitalization between $20 million and $75 million; and (iv) had less than 50 employees.

The Compensation Consultant assumed that Mr. Zeitoun’s compensation would consist of a base salary of $500,000, a potential personal performance bonus of $200,000 and a potential revenue goal bonus of $100,000 for total direct compensation of $800,000.

Based on such assumptions measured against the peer group, the Compensation Consultant provided the following findings:

			Market Range	Market Range		Relative
	Actual	M/C	(+/-)	Low	High	Position
Base Salary	$500,000	$414,600	10%	$373,100	$465,100	Above
Total Cash Comp.	$800,000	$549,900	20%	$439,900	$659,900	Within
Total Direct Comp.	$800,000	$746,500	25%	$559,900	$933,100	Above

After extensive discussion, the Board decided upon the following compensation package for Mr. Zeitoun in 2016. Salary: $350,000; bonus based on revenues: 4% of revenues up to a maximum bonus of $150,000; bonus if the Company became cash flow positive: $400,000; bonus based on personal goals: up to $100,000, which would be payable in options if the cash flow goal is not met.

The following table sets forth 2016 compensation compared to 2015. The reductions were based on the Board’s assessment of performance.

	2016 Compensation
	2016 salary		2016 cash bonus based on revenue (1)	Total 2016 cash compensation (2)(3)		Reduction in cash compensation 2015 to 2016	2016 option grant in lieu of salary		Bonus payable in options	Reduction in total compensation 2015 to 2016

Zeitoun	$350,000		$150,000	$500,000		$399,000 or 44%			$0	$550,000 or 57%
Gleeson	$250,000			$250,000		$87,500 or 26%			$0	$125,000 or 33%
Carney	$181,250	(4)		$181,250	(4)	$56,250 or 23%	$18,750	(4)	$0	$91,062 or 31%

1.	Mr. Zeitoun’s revenue-related bonus was 4% of the first $4 million in revenues up to $150,000. The revenue goal was fully achieved.

2.	Bonuses payable in cash, but if cash flow goal was not met, any bonus for achievement of personal goals would be payable in options. 80% of Zeitoun’s bonus was based on achievement of cash flow goal and 20% was based on achievement of personal goals. Others’ fractions were two-thirds for cash flow goal and one-third for personal goals. No bonus for achievement of personal goals will be paid, although no determination was made as to the achievement of personal goals.

3.	The cash flow goal was not met and no cash bonus based on cash flow breakeven was paid.

4.	Mr. Carney's salary was at the rate of $200,000 per year for first 7.5 months of 2016 and was at the rate of $150,000 for the final 4.5 months. Mr. Carney agreed to reduce his salary by $50,000 in the period from August 15, 2016 to August 15, 2017 in exchange for options that had a Black Scholes value of approximately $40,500. The options are three-year options, but in accordance with Mr. Carney’s offer to exchange cash for options, the number of options was based on $50,000 divided by the Black Scholes value of five-year options.

2017 Compensation

On March 8, 2017, the Board determined that Mr. Zeitoun’s 2017 compensation is as follows: salary — $350,000; cash receipts bonus — 4% of monthly gross cash receipts, up to a maximum bonus of $150,000; revenue bonus — $100,000 if GAAP revenue exceeds $6 million; cash flow bonus — $100,000 if the Company is cash flow positive for 2017. The cash receipts bonus was earned. The revenue and cash flow bonuses were not earned.

On December 14, 2017, options to purchase 11,910,772 shares of common stock were issued to Mr. Zeitoun. The options are ten-year options and the exercise price is $0.06. Vesting conditions are as follows:

●	25% of the options vested upon the closing of the sale of an aggregate of $600,000 of units (consisting of a share of Common Stock and a warrant to buy .25 of a share of Common Stock) at $0.04 per unit.
●	25% of the options vested upon the receipt of at least $900,000 from one or more of the following sources: sale(s) of Common Stock over and above $600,000, consideration for entering into licensing or similar agreement(s), and/or consideration for entering into agreement(s) relating to the sale or lease of minerals rights or entering into options or other agreements relating mineral rights.
●	25% of the options vested when the Company has toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications. One of the agreements may be a back-up or standby arrangement.
●	8.3% of the options if EBITDA is positive over a period of twelve months. This vesting condition has not been satisfied.
●	8.3% of the options if EBITDA equals or exceeds $2 million over a period of twelve months. This vesting condition has not been satisfied.
●	8.4% of the options if EBITDA equals or exceeds $4 million over a period of twelve months. This vesting condition has not been satisfied.

On December 7, 2017, the Board of Directors, on the recommendation of the Compensation Committee, granted to Mr. Zeitoun a bonus for service in 2017 of $120,000.

2018 Compensation

On the recommendation of the Compensation Committee, the Board determined Mr. Zeitoun’s 2018 compensation to be as follows. salary — $350,000. bonus — $75,000. The bonus was paid in 2019..

In reaching its decisions, the Compensation Committee and the Board took into account (i) the results of the most recent the Say-on-Pay vote (93%) in favor, which suggested that stockholders were generally favorable to the compensation scheme, (ii) the Company’s financial results and prospects for generating revenues and the need to conserve capital, which led to no increase in salary and the elimination of the 4% bonus, (iii) Mr. Zeitoun’s efforts in connection of the amendment of Series A and the Series 2023 notes and the sale of the waste piles for $4.5 million, which led to the bonus and (iv) the options granted in 2017, which provided sufficient lion-term incentive, so that no more long-term incentive was deemed necessary.

The Compensation Committee did not use a compensation consultant.

Compensation for Messrs. Gleeson and Carney

2016 Compensation

On December 9, 2016, the Board determined that the 2016 salary for Mr. Gleeson would be $250,000 and the 2016 Salary for Mr. Carney would be $200,000.

On March 9, 2016, the Board determined that 2016 bonus arrangements for Messrs. Carney, and Gleeson would be as follows:

Up to $25,000 based on achievement of personal goals and $50,000 if (i) the Statement of Cash Flow from Operations in the audited financial statements for the year ended December 31, 2016, adjusted for purposes of determining whether bonuses are payable to assume payment of all such bonuses is positive (based upon the business being operated in the ordinary course consistent with past practices, in the judgment of the Compensation Committee) and (ii) the Compensation Committee believes that it is more likely than not that cash flow from operations in 2017 will be positive. The cash flow goal was not met but the personal goals were met. In January, 2017, the Compensation Committee determined that the number of options would be determined by dividing $25,000 by $0.25 and the exercise price would be $0.25 per option. At the time of grant, the market price of the stock was $0.11 and the Black-Scholes value of the options was approximately $0.034 per option.

In July, 2016, Mr. Carney volunteered to exchange $50,000 of salary for options. Mr. Carney agreed to reduce his salary by $50,000 in the period from August 15, 2016 to August 1, 2017 in exchange for options that had a Black Scholes value of approximately $40,500. The options were three-year options, but in accordance with Mr. Carney’s offer to exchange cash for options, the number of options was based on $50,000 divided by the Black Scholes value of five-year options.

2017 Compensation

Mr. Carney’s 2017 compensation was as follows: salary — $150,000 per annum through August 15, 2017 and $200,000 per annum thereafter; revenue bonus — $25,000 if GAAP revenue exceeded $6 million; cash flow bonus — $25,000 if the Company was cash flow positive for 2017.

Mr. Gleeson’s 2017 compensation was as follows: salary — $250,000; revenue bonus — $25,000 if GAAP revenue exceeded $6 million; cash flow bonus — $25,000 if the Company was cash flow positive for 2017.

None of the bonuses were earned or paid.

On December 14, 2017, 4,780,550 options to purchase Common Stock were granted to Mr. Carney and 3,748,439 options were granted to Mr. Gleeson. The vesting conditions and the relevant definitions are the same as vesting conditions and definitions described above relating to the options granted to Mr. Zeitoun on December 14, 2017.

On December 7, 2017, the Board of Directors, on the recommendation of the Compensation Committee, granted to each of Mr. Carney and Mr. Gleeson a bonus for service in 2017 of $30,000, which was paid in 2018.

2018 Compensation

On the recommendation of the Compensation Committee, the Board determined 2018 compensation to be as follows: Mr. Carney: salary — $200,000; bonus — $20,000. The bonus was determined on January 31, 2019. Mr. Gleeson: salary — $250,000; bonus — $20,000. The bonus was determined on January 31, 2019.

In reaching its decisions, the Compensation Committee and the Board took into account (i) the results of the most recent the Say-on-Pay vote (93%) in favor, which suggested that stockholders were generally favorable to the compensation scheme, (ii) the Company’s financial results and prospects for generating revenues and the need to conserve capital, which led to no increase in salary, (iii) their efforts in connection of the amendment of Series A and the Series 2023 notes and the sale of the waste piles for $4.5 million, which led to the bonus and (iv) the options granted in 2017, which provided sufficient lion-term incentive, so that no more long-term incentive was deemed necessary.

The Compensation Committee did not use a compensation consultant.

Tax and Accounting Treatment of Compensation

Tax Deductibility Cap on Executive Compensation

The Compensation Committee is aware that Section 162(m) of the Internal Revenue Code treats certain elements of executive compensation in excess of $1 million a year as an expense not deductible by the Company for federal income tax purposes. Depending on the market price of the Company’s common stock on the date of exercise of options that are not performance-based, the compensation of certain executive officers in future years may be in excess of $1 million for purposes of Section 162(m). The Compensation Committee reserves the right to pay compensation that may be non-deductible to the Company if it determines that it would be in the best interests of the Company.

Tax and Accounting Treatment of Options

We are required to recognize in our financial statements compensation cost arising from the issuance of stock options. GAAP requires that such that compensation cost is determined using fair value principles (we use the Black-Scholes method of valuation) and is recognized in our financial statements over the requisite service period of an instrument. However, the tax deduction is only recorded on our tax return when the option is exercised. The tax benefit received at exercise and recognized in our tax return is generally equal to the intrinsic value of the option on the date of exercise.

Compensation of Policies and Practices as they relate to Risk Management

The Company does not believe that its compensation policies and practices (cash compensation and at-the-market or above-market five- and ten-year options without or without performance standards and with or without vesting schedules) are reasonably likely to have a material adverse effect on the Company as they relate to risk management practices and risk-taking incentives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the election of directors.

Mario Concha

John Levy

Robert Betz

There are no nonqualified defined contribution and nonqualified deferred compensation plans for Named Executive Officers.

Part 5 Information concerning Independent Registered Public Accountant

MaloneBailey LLP (“MaloneBailey”) was selected by our Board of Directors as the Company’s independent registered public accounting firm for the years ending December 31, 2018 and as our independent registered public accounting firm reviewed the interim financial statements for the three and nine months ended September 30, 2018.

The Board has selected MaloneBailey as the Company’ independent registered public accounting firm for the year ended December 31, 2019. The Board asks stockholders to ratify that selection. Although current law, rules, and regulations require the Board of Directors to engage and retain the Company’s independent auditor, the Board considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the selection of MaloneBailey LLP for ratification by stockholders as a matter of good corporate practice.

The affirmative vote of holders of a majority of the shares of Common Stock cast in person or by proxy at the meeting is required to approve the ratification of the selection of MaloneBailey LLP as the Company’s independent auditor for the current fiscal year. If a majority of votes cast does not ratify the selection of MaloneBailey LLP, the Board of Directors will consider the result a recommendation to consider the selection of a different firm.  Representatives of the MaloneBailey LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

EisnerAmper LLP (“EisnerAmper”), the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and December 31, 2017, was dismissed on October 4, 2018. The dismissal was approved by the Company’s Audit Committee.

The following table presents fees for services rendered by EisnerAmper for the years ended December 31, 2018 and 2017, respectively.

	January 1, 2018 through October 4, 2018	December 31, 2017

Audit Fees (1)	$160,157	$143,500
Tax Fees	7,500	15,000

Total	$167,657	$158,500

(1)	Audit fees includes fees for the audit of the annual financial statements and the review of the financial statements for the quarters and represent the aggregate fees paid for professional services including: (i) audits of annual financial statements, (ii) reviews of quarterly financial statements, (iii) S-1 filings and (iv) SEC comment letter responses.

The following table presents fees for services rendered by MaloneBailey, the independent auditor for the audit of the Company’s annual consolidated financial statements for the year ended December 31, 2018.

October 5, 2018 through December 31, 2018

Audit Fees (1)	$67,500
Tax Fees	- 0 -

Total	$67,500

(1)	Audit fees includes fees for the audit if the annual financial statements and the review of the financial statements for the quarter ended September 30, 2018 and a deposit for work related to the Company’s 2018 audit.

The audit reports of EisnerAmper on the financial statements of the Company as of and for the years ended December 31, 2017 and 2016 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle except, the audit reports for the years ended December 31, 2017 and 2016 include an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

During the years ended December 31, 2017 and 2016 and the interim period from January 1, 2018 through October 4, 2018, the Company had no disagreements with EisnerAmper on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EisnerAmper, would have caused them to make reference to the subject matter of the disagreement(s) in connection with its reports on the financial statements for such years. During the years ended December 31, 2017 and 2016 and the interim period from January 1, 2018 through October 4, 2018, there were no “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K, except as described herein.   In Part I, Item 4 of the Company’s quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2018, as filed with the Securities and Exchange Commission (the “SEC”) on August 20, 2018 (the “Second Quarter 2018 Form 10-Q”), management of the Company reported on its evaluation of the effectiveness of the Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934) as of June 30, 2018, the end of the period covered by the Second Quarter 2018 Form 10-Q. The Second Quarter 2018 Form 10-Q stated that, based on such evaluation, the Company’s Chief Executive Officer (principal executive officer) and the Company’s Chief Financial Officer (principal financial officer) concluded that the Company’s disclosure controls and procedures were not effective because of the material weaknesses in the Company’s internal control over financial reporting described in Part II, Item 9A of the Company’s Form 10-K as of December 31, 2017, which was filed with the SEC on April 17, 2018 (the “2018 Form 10-K”).

Management identified the following material weaknesses as of December 31, 2017 as reported in the 2018 Form 10-K, which were still applicable as of June 30, 2018, and have caused management to conclude that as of December 31, 2017, their internal controls over financial reporting were not effective at the reasonable assurance level:

●	Insufficient segregation of duties, oversight of work performed and lack of compensating controls in the Company’s finance and accounting functions due to limited personnel; and

●	The Company lacks a sufficient process for periodic financial reporting, including timely preparation and review of financial reports and statements.

Because of the material weaknesses described in the 2018 Form 10-K, the Company’s Chief Executive Officer (principal executive officer) and Chief Financial Officer (principal financial officer) concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2017, based on criteria in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

EisnerAmper discussed each of these matters with the Company’s management and the Audit Committee. The Company has authorized EisnerAmper to fully respond to the inquiries of Malone Bailey, the successor independent registered public accounting firm, concerning the subject matter of each reportable event referred to above.

During the fiscal years ended December 31, 2017 and 2016 and the interim period from January 1, 2018 through October 4, 2018, neither the Company, nor anyone on its behalf, consulted Malone Bailey regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of the Company and no written report or oral advice was provided to the Company that Malone Bailey concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Policy on Board of Directors' Pre-Approval of Audit an Non-Audit Services of Independent Auditors

The Audit Committee has adopted a policy for the pre-approval of all audit, audit-related, tax, and other services provided by the Company’s independent registered public accounting firm. The policy is designed to ensure that the provision of these services does not impair the registered public accounting firm’s independence. Under the policy, any services provided by the independent registered public accounting firm, including audit, audit-related, tax and other services must be specifically pre-approved by the Board of Directors. The Board of Directors does not delegate responsibilities to pre-approve services performed by the independent registered public accounting firm to management. For the fiscal year ended December 31, 2018, all services provided by the Company’s independent registered public accounting firm were pre-approved by the Board of Directors.

Part 6 Additional Important Information

Security Ownership of Certain Beneficial Owners and Management Ownership Tables

The following table sets forth, as of October 15, 2019, information regarding the beneficial ownership of our common stock with respect to each of the named executive officers, each of our directors, each person known by us to own beneficially more than 5% of the common stock, and all of our directors and executive officers as a group. Each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by such person, subject to community property laws, where applicable, except where otherwise noted. The percentage of common stock beneficially owned is based on 175,513,549 shares of common stock outstanding as of October 15, 2019 plus the shares that a person has a right to acquire within 60 days of October 15, 2019

	Number of Shares of	Percentage of Common
	Common Stock Beneficially	Stock Beneficially
Name and Address (1)	Owned (2)	Owned
Mario Concha (3) (4)	7,653,217	4.2
Michael Barry (3) (18)	0	*
Robert Betz (3) (5)	3,223,736	1.8
John Levy (3) (6)	2,760,801	1.6
Michael Pohly (3) (19)	0	*
Geoffrey Scott (3) (17)	8,785,210	5.0
Ali Zamani (3) (8)	2,829,338	1.6
Alexandre Zyngier (3) (9)	1,361,789	1.0
Andre Zeitoun (10) (20)	12,916,561	6.9
Christopher T. Carney (11) (20)	6,402,104	3.5
William Gleeson (12) (20)	4,632,830	2.6
All Officers and Directors as a Group	50,515,586	23.9
IBS Capital, LLC (7)	36,352,293	19.4
Samlyn Capital, LLC (13)	49,716,669	23.1
Berylson Master Fund, L.P. (14)	15,043,747	8.0
James Berylson (14)	16,316,747	8.7
Kingdon Capital Management, LLC (15)	20,015,053	10.2
Masato Katayama (16)	16,834,635	9.5

* Less than 1%

(1)	Unless otherwise indicated, the address of the persons named in this column is c/o Applied Minerals, Inc., 55 Washington Street, Suite 301, Brooklyn, NY 11201.

(2)	Included in this calculation are shares deemed beneficially owned by virtue of the individual’s right to acquire them within 60 days of the date of April 16, 2019 as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(3)	Director

(4)	Mr. Concha’s holdings include: (i) options to purchase 50,000 shares of common stock at $0.83 per share expiring in March, 2024; (ii) options to purchase 50,000 shares of common stock at $0.66 per share expiring in February, 2025; (iii) options to purchase 50,000 shares of common stock at $0.28 per share expiring in January, 2026; (iv) options to purchase 43,885 shares of common stock at $0.285 per share expiring in January, 2021; (v) options to purchase 30,000 shares of common stock at $0.25 per share and expiring in May, 2021; options to purchase 600,000 shares of common stock at $0.25 expiring in May, 2021; (vi) options to purchase 70,000 shares of common stock expiring in August, 2026; (vii) options to purchase 140,000 shares of common stock expiring in May, 2022; (viii) options to purchase 140,000 shares of common stock expiring in December, 2022; (ix) options to purchase 3,250,000 shares of common stock expiring in December 2027; and (x) June 2018 Warrants to purchase 1,000,000 shares of common stock at $0.15 per share expiring in June, 2021.

(5)	Mr. Betz’s holdings include: (i) options to purchase 50,000 shares of common stock at $0.83 per share expiring in March, 2024; (ii) options to purchase 50,000 shares of common stock at $0.66 per share expiring in February 2025; (iii) options to purchase 50,000 shares of common stock at $0.28 per share, vesting equally on March 31, June 30, September 30 and December 31, 2016 and expiring in January, 2026; (iv) options to purchase 33,937 shares of common stock at $0.285 per share expiring in January, 2021; (v) options to purchase 64,815 shares of common stock at $0.28 per share expiring in January 2026; (vi) options to purchase 30,000 shares of common stock at $0.25 per share expiring in May, 2021; (vii) options to purchase 150,000 shares of common stock at $0.25 per share expiring in May, 2021; (viii) options to purchase 60,000 shares of common stock at $0.25 per share expiring in August, 2026; (ix) options to purchase 140,000 shares of common stock expiring in May, 2022; and (x) options to purchase 1,791,667 shares of common stock expiring in December, 2027.
(6)	Mr. Levy’s holdings include: (i) options to purchase 100,000 shares of common stock at $1.66 per share expiring November, 2022; (ii) options to purchase 50,000 shares of common stock at $0.83 per share expiring in March, 2024; (iii) options to purchase 50,000 shares of common stock at $0.66 per share expiring in February, 2025; (iv) options to purchase 50,000 shares of common stock at $0.28 per share, and expiring in January, 2026; (v) options to purchase 51,170 shares of common stock at $0.285 per share expiring in January, 2026; (vi) options to purchase 80,000 shares of common stock at $0.28 per share expiring in January, 2021; (vii) options to purchase 37,500 shares of common stock at $0.25; (viii) options to purchase 70,000 shares of common stock at $0.25 expiring in August, 2026; (ix) options to purchase 120,000 shares of common stock expiring in May, 2022; (x) options to purchase 1,000,000 shares of common stock expiring in December, 2027; and (xi) June 2018 Warrants to purchase 125,000 shares of common stock at $0.15 per share expiring in June 2021.

(7)	IBS Capital LLC is deemed to be the beneficial owner of shares held by the funds it manages by virtue of the right to vote and dispose of such securities. The IBS Turnaround Fund (QP) (A Limited Partnership) owns (i) 15,252,583 shares of common stock; (ii) 6,725,399 shares of common stock issuable upon conversion of Series A Notes; (iii) options to purchase 49,820 shares of common stock at $0.21 per share expiring in January, 2021; (iv) June 2016 Warrants to purchase 244,745 shares of common stock at $0.25 expiring in June, 2021; (v) options to purchase 30,100 shares of common stock at $0.25 per share expiring in August, 2026; (vi) options to purchase 64,000 shares of common stock at $0.25 expiring May, 2022; and (vii) May 2017 Warrants to purchase 601,060 shares of common stock at $0.10 per share expiring in May, 2022. The IBS Turnaround Fund, L.P. owns (i) 7,305,997 shares of common stock; (ii) 3,349,123 shares of common stock issuable upon conversion of the Series A Notes; (iii) options to purchase 25,175 shares of common stock at $0.21 expiring in January, 2021; (iv) June 2016 Warrants to purchase 124,625 shares of common stock at $0.25 per share expiring in June, 2021; (v) options to purchase 16,000 shares of common stock at $0.25 per share expiring in August, 2026; (vi) options to purchase 30,000 shares of common stock at $0.25 per share expiring in May, 2022; and (vii) May 2017 Warrants to purchase 124,625 shares of common stock at $0.10 per share expiring in May, 2022. The IBS Opportunity Fund, Ltd. owns (i) 1,475,154 shares of common stock; (ii) 653,463 shares of common stock issuable upon conversion of the Series A Notes; (iii) options to purchase 6,400 shares of common stock at $0.21 per share expiring in January, 2021; (iv) June 2016 Warrants to purchase 31,000 shares of common stock at $0.25 per share expiring in June, 2021; (v) options to purchase 7,100 shares of common stock at $0.25 per share expiring in August, 2026; (vi) options to purchase 6,000 shares of common stock expiring in May, 2022; and (vii) May 2017 Warrants to purchase 58,401 shares of common stock at $0.10 per share expiring in May 2022.

(8)	Mr. Zamani’s holdings include: (i) options to purchase 50,000 shares of common stock at $0.83 per share expiring in March, 2024; (ii) options to purchase 50,000 shares of common stock at $0.66 per share expiring in February, 2025; (iii) options to purchase 50,000 shares of common stock at $0.28 per share, vesting equally on March 31, June 30, September 30 and December 31, 2016 and expiring in January, 2026; (iv) options to purchase 73,099 shares of common stock at $0.285 per share expiring in January, 2021; (v) options to purchase 81,522 shares of common stock at $0.30 per share expiring in January, 2021; (vi) options to purchase 50,000 shares of common stock at $0.25 per share expiring in May, 2021; (vii) options to purchase 50,000 shares of common stock at $0.25 per share expiring in August, 2021; (viii) options to purchase 100,000 shares of common stock at $0.25 per share expiring in May, 2022; (ix) options to purchase 833,333 shares of common stock at $0.06 per share expiring in December, 2027; and (x) June 2018 Warrants to purchase 625,000 shares of common stock at $0.15 per share expiring in June 2021.

(9)	Mr. Zyngier’s holdings include options to purchase 545,289 shares of common stock expiring in December, 2027.
(10)	Mr. Zeitoun’s holdings include (i) options (held through Material Advisors) to purchase 1,742,792 shares of common stock at $0.83 per share expiring in January, 2021; (ii) options to purchase 1,742,792 shares of common stock at $1.66 per share expiring in November, 2022; (iii) options to purchase 321,123 shares of common stock at $0.24 per share expiring in March, 2021; and (iv) options to purchase 8,933,070 shares of common stock at $0.06 per share expiring in December, 2027. Mr. Zeitoun resigned as CEO on September 9, 2019.

(11)	Mr. Carney’s holdings include: (i) options to purchase 580,930 shares of common stock at $0.83 per share expiring in January, 2022; (ii) options to purchase 580,931 shares of common stock at $1.66 per share expiring in January, 2023; (iii) options to purchase 75,000 shares of common stock at $0.84 per share expiring in June, 2024; (iv) options to purchase 50,000 shares of common stock at $0.68 per share expiring in February, 2025; (v) options to purchase 248,344 shares of common stock at $0.24 per share expiring in March, 2021; (vi) options to purchase 500,000 shares of common stock at $0.16 per share expiring in August, 2019; and (vii) options to purchase 3,585,413 shares of common stock at $0.06 per share expiring in December, 2027.

(12)	Mr. Gleeson’s holdings include: (i) options to purchase 900,000 shares of common stock at $1.90 per share expiring in September, 2021; (ii) options to purchase 72,406 shares of common stock at $1.66 per share expiring in November, 2022; (iii) options to purchase 600,000 shares of common stock at $0.84 per share expiring in June, 2024 (iv) options to purchase 248,344 shares of common stock at $0.24 per share expiring in March, 2021; and (v) options to purchase 2,812,080 shares of common stock at $0.06 per share expiring in December, 2027.

(13)	Samlyn Capital, LLC, 500 Park Avenue, 2nd Floor, New York, N.Y. 10022, is the beneficial owner of shares held by funds it manages by virtue of the right to vote and dispose of the securities. Samlyn Onshore Fund, L.P. owns 17,446,001 shares, including (i) 12,421,546 shares of common stock issuable upon conversion of the Series A Notes, (ii) options to purchase 88,195 shares of common stock at $0.06 per share and (iii) warrants to purchase 1,101,062 shares of common stock at $0.10 per share. Samlyn Offshore Master Fund, Ltd., owned 31,716,744 shares of common stock, including (i) 23,272,554 shares of common stock issuable upon conversion of the Series A Notes, (ii) options to purchase 259,027 shares of common stock at $0.06 per share and (iii) warrants to purchase 2,062,909 shares of common stock at $0.10 per share. Robert Pohly is the president of Samlyn Capital, LLC. He has beneficial ownership of shares owned by funds of which Samlyn Capital, LLC is the general partner or investment manager with Mr. Pohly having sole voting and investment power.
(14)	James Berylson is the sole managing member of Berylson Capital Partners, LLC, which manages the Berylson Master Fund, L.P. Of the 14,873,879 shares owned by the Berylson Master Fund, L.P., 10,941,271 shares are issuable upon conversion of Series 2023 Notes owned by the Berylson Master Fund, L.P. and 1,798,095 shares are issuable upon the exercise of warrants owned by the Berylson Master Fund, L.P. Mr. Berylson may be deemed to beneficially own the 16,146,879 shares. Mr. Berylson owns and additional 1,273,000 shares. The address of Berylson Capital Partners, LLC, 200 Clarendon Street, Boston, MA 02116.
(15)	Kingdon Capital Management, LLC, 152 West 57th Street, 50th Floor, New York, N.Y. 10019, is the beneficial owner of shares of the Company, which are held by funds it manages by virtue of the right to vote and dispose of the securities. M. Kingdon Offshore Mast Fund, L.P. owns (i) 17,654,688 shares through the conversion of its ownership of Series 2023 and Series A Convertible PIK Notes, (ii) options to purchase 277,777 shares of common stock at $0.12 per share and (iii) 2,082,588 shares upon the exercise of warrants at $0.10 per share. Mark Kingdon is the President of Kingdon Capital Management, LLC and may be deemed to beneficially own these shares.
(16)	Mr. Katayama is the President of Fimatec, LTD (Japan) a producer and distributor of specialty minerals. In March, 2016 Applied Minerals, Inc. and Fimatec LTD entered into an agreement in which Fimatec LTD agreed to be the exclusive distributor of the Company’s halloysite-based DRAGONITE for the Japanese market. In June, 2016 Fimatec LTD purchase 3,333,334 units from the Company in exchange for $500,000. Each unit consisted of one share of common stock of the Company and a warrant to purchase 0.3 shares of the common stock of the Company with a whole share costing 3.3 warrants and $0.25. In August, 2017, SK Logistics (Singapore) PTE LTD purchased 10,000,000 million units from the Company in exchange for $400,000. Each unit consisted of one share of common stock of the Company and a warrant to purchase 0.25 shares of common stock of the Company exercisable at $0.04 per share. Mr. Katayama is deemed to beneficially own these shares. The address of each entity is Ochaanimizu Center Bldg, 5F 2-23-1 Kanda Awaji-cho Chiyoda-ku, Tokyo, Japan 101-0063.

(17)	Mr. Scott’s holdings include: (i) warrants to purchase 210,210 shares of common stock at $0.25 per share expiring in June 2021 and (ii) warrants to purchase 625,000 shares of common stock at $0.15 per share expiring in June 2021.
(18)	Mr. Barry is the General Counsel and Chief Compliance Officer for Samlyn Capital, LLC. In 2018 at the direction of Mr. Barry, in respect of his fees for service through September 30, 2019, the Company granted options to purchase 347,222 shares of common stock to two funds managed by his employer, Samlyn Capital, LLC.
(19)	Up until March 31, 2019, Mr., Pohly was a portfolio manager at Kingdon Capital Management, LLC. In 2018, at the direction of Mr. Pohly with respect to his fees for service through September 30, 2019, the Company granted options to purchase 277,777 shares to a fund managed by his employer, Kingdon Capital Management LLC.

Section 16(a) beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors, and any person who beneficially owns more than 10% of our Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors, and more than 10% shareholders are required by regulation to furnish us with copies of all Section 16(a) forms which they file. To the best of our knowledge, all filings were made timely in 2018.

Stockholder Proposals and Nominations for 2019 Annual Meeting

No determination has been made as to when the 2020 Annual Meeting will be held.  We will file a Current Report on Form 8-K when that determination is made.

Proposals made under Rule 14a-8

Rule 14a-8 under the Securities Exchange Act indicates the date or time frame, for purposes of Rule 14a-8, that a proposal must be submitted to the Company in order to be included in the Company’s proxy statement and on the Company’s proxy card for the 2020 Annual Meeting. Under such rule, the proposals must be submitted to the Company at our principal executive offices at Suite 301, 55 Washington Street, Brooklyn, NY 11201 by the following dates:  if the 2020 meeting is held within 30 days of the date of the anniversary of the 2019 Annual Meeting, a stockholder’s Rule 14a-8 proposal must be received no later than the close of business on July 5, 2020;  if it is held more than 30 days from the date of the anniversary of the 2019 Annual Meeting of Stockholders, it must be received a reasonable time before the Company begins to print and send its proxy materials for the 2020 Annual Meeting.

Proposals and Nominations made under the Company’s By-Laws

The Company’s By-Laws provide means for stockholders to submit proposals that are not submitted under SEC Rule 14a-8 or to make director nominations. Under the Company’s By-Laws, stockholders who wish to submit proposals that are not submitted pursuant to SEC Rule 14a-8 or to make nominations for the 2020 Annual Meeting must provide notice that is delivered to or mailed and received at the principal executive offices of the Company:

(1)	by the close of business 60 days in advance of the anniversary of the 2019 Annual Meeting (which would be October 10, 2020) if such meeting is to be held during the period November 4, 2020 to November 28, 2020;

(2)	90 days in advance (which would be September 10, 2017, if such meeting is to be held on or after December 3, 2017 and on or before December 9, 2017; and

(3)	with respect to any other Annual Meeting of Stockholders, the close of business on the tenth day following the date of public disclosure of the date of such meeting.

The Company will not consider at the 2020 Annual Meeting any proposal or nomination that does not meet the requirements of Rule 14a-8 or the Bylaw requirements, as the case may be.

Related Party Transactions

Our Board of Directors reviews any transaction, except for ordinary business travel and entertainment, involving the Company and a related party before the transaction or upon any significant change in the transaction or relationship. For these purposes, the term "related-party transaction" includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

Eric Basroon, Mr. Zeitoun’s brother-in-law, is currently employed by the Company. Mr. Basroon’s salary for 2017, 2018 and 2019 was and is $200,000 per year.  He was awarded a $30,000 for work on amendments to the Series A and Series 2023 Notes and the BASF supply and tolling agreements, bonus for 2017. In 2017, Mr. Basroon received ten-year options to purchase 4,780,550 shares of common stock at $.06 per shares.  The options are subject to the same vesting conditions as the options granted to Mr. Zeitoun.  See Compensation Discussion and Analysis – Mr. Zeitoun - 2017 Compensation. He was awarded a $20,000 bonus for his performance for2018.

Our Board of Directors reviews any transaction, except for ordinary business travel and entertainment, involving the Company and a related party before the transaction or upon any significant change in the transaction or relationship. For these purposes, the term "related-party transaction" includes any transaction required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

Equity Compensation Plan Information

Plans Approved by Stockholders

Shareholders approved the 2012 Long-Term Incentive Plan (“2012 LTIP”) and the 2016 Incentive Plan. (“2016 IP”).

The number of shares subject to the 2012 LTIP for issuance or reference was 8,900,000.  The number of shares subject to the 2016 IP was 15,000,000.

Plans Not Approved by Stockholders

Prior to the adoption of the November 2012 LTIP, the Company granted options to purchase 12,378,411 shares of common stock under individual arrangements.

In May and August, 2016, the Company adopted the 2016 Long-Term Incentive Plan (“2016 LTIP”). The number of shares of common stock for issuance or for reference purposes subject to the 2016 LTIP was 2,000,000. The Company granted options to purchase 1,993,655 shares of common stock under the 2016 LTIP.

In 2017, prior to the adoption of the 2017 Incentive Plan (“2017 IP”) in August, 2017, the Company granted options to purchase 870,000 shares of common stock under individual arrangements.

The number of shares of common stock for issuance or for reference purposes subject to the 2017 IP was 40 million. The Company has granted options to purchase 39,245,288 shares of common stock under the 2017 IP.

Equity Compensation Information

As of December 31, 2018

	Number of securities to be issued upon exercise of outstanding options		Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	7,553,249	(1)	$1.05	16,346,751

Equity compensation plans not approved by security holders	47,313,596	(2)	$0.17	761,057

Total	54,866,845		$0.29	17,107,808

(1)	Options granted under the 2012 Long-Term Incentive Plan
(2)	Options to purchase common stock were issued under individual compensation plans prior to the adoption of the 2012 LTIP and 2016 LTIP as follows: (a) 9,487,930 options were granted to Material Advisors LLC, the entity that provided management personnel to the Company from 2009 to 2013. Mr. Zeitoun was allocated 60% of the options and the other members of Material Advisors LLC, Christopher Carney and Eric Basroon (Mr. Zeitoun’s brother-in-law and Vice President of Business Development), were allocated 20% each. 6,583,277 options have an exercise price of $.70 per share, vested over three years from 2009-2011, and have a ten-year term. 2,904,653 have an exercise price of $.83 per share, vested over one year in 2012, and have a ten-year term; (6) 650,000 options were granted in two grants to a now-former director during 2008 and 2009 in his capacity as an employee and a consultant. The exercise price was $.70 per share, the options vested immediately and have a ten-year term; (c) 8,0371,949 options were granted to employees and consultants in five grants during 2011 and 2012. The exercise prices range from $0.78 per share to $2.00 per share, vesting periods ranged from one to three years, and the terms are five or ten years; and (d) 461,340 options were granted to an investment bank in April of 2011 for financial advisory services provided to the Company. The exercise price of the options was $1.15 per share, it vested immediately and has a term of ten years. All of the foregoing options had an exercise price at or above the market price of the common stock on the date of grant.

The following options were granted under the 2016 Long-Term Incentive Plan:

On May 11, 2016, the Company granted 250,000 nonqualified options to two directors with an exercise price of $0.25per share. The options vested immediately and expire five years after the date of grant.

On July 6, 2016, the Company granted 500,000 nonqualified options to an officer with an exercise price of $0.16 per share. The options vest ratably over a 12-month period beginning August 15, 2016 and expire in three years.

On August 1, 2016, the Company granted 120,000 nonqualified options to two officers with an exercise price of $0.25 per share. The options vested immediately and expire 10 years after the grant date.

On December 14, 2017, the Board granted 27.5 million options to five members of management. The options are ten-year options with an exercise price of $0.06 per share. The closing market price on December 14, 2017 was $0.06.

The vesting conditions of the options are as follows: (i) 25% of the options will vest upon the closing of the sale of an aggregate of $600,000 of units at $0.04 per unit (each unit consisting of one share of Common Stock and a warrant to purchase .25 of a share of Common Stock) (this has been accomplished); (ii) 25% of the options will vest upon the receipt of at least $900,000 from one or more of the following sources: sale(s) of Common Stock over and above $600,000, consideration for entering into licensing or similar agreement(s), and/or consideration for entering into agreement(s) relating to the sale or lease of mineral rights or entering into options or other agreements relating mineral rights; (iii) 25% of the options will vest when the Company has toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications (one of the agreements may be a back-up or standby arrangement); (iv) 8.3% of the options if EBITDA is positive over a period of twelve months; (v) 8.3% of the options if EBITDA equals or exceeds $2 million over a period of twelve months; and (vi) 8.4% of the options if EBITDA equals or exceeds $4 million over a period of twelve months. The vesting under the first three conditions is not sequential and the vesting under fourth and fifth or under the fourth, fifth, and sixth, or the fifth and sixth can occur simultaneously. EBITDA is defined as operating income plus depreciation and amoritzation expense plus non-cash expense plus any unusual, one-time expense incurred during the period.

The following options were granted under the Company’s 2017 Incentive Plan:

On December 14, 2017, options were granted to Named Executive Officers as follows: Andre Zeitoun: 11,910,772 options; Christopher Carney: 4,780,550 options; William Gleeson: 3,749,439 options.

On December 14, 2017, the Board of Directors granted options to directors other than to Mr. Zeitoun, who does not receive compensation for service on the Board.  The exercise price of the options is $0.06 and the number of options is determined by dividing the dollar amount of the fee by $0.06. The closing market price of the Company’s common stock on December 14, 2017 was $0.06.

The options cover fees for Board service for the fourth quarter of 2017 and the first three quarters of 2018, except for service on the Operations Committee.

The fees for Board service are $50,000 in options for membership on the Board, $10,000 on options or chairmanship of the Board or a committee (except the Operations Committee).  The options for such fees, except for the Operations Committee, vest as the beginning of each calendar quarter provided the person in in office at that time.

The Chairman of the Operations Committee receives as fee of $150,000 per year and the non-management member receives a fee of $62,500 per year. The options for such fees vest on May 1, 2018.

The total number of options granted to each of the directors is as follows: Mr. Betz — 1,791,667; Mr. Concha: 3,250,000; Mr. Levy — 1,000,000; and Mr. Zamani — 833,333.

On December 21, 2017, the Company granted options to purchase 545,289 shares to Alexandre Zyngier. Each option has an exercise price of $0.075 and a term of 5 years. Of the options granted to Mr. Zyngier, 45,290 vested on December 21, 2017, 166,666 vest on January 1, 2018, 166,666 vest on April 1, 2018 and 166,667 vest on July 1, 2018.

Part 7 Proposals to be voted on at the meeting

Proposal 1: Election of Directors

Eight persons, all of whom are currently directors, have been nominated for election at the Annual Meeting to hold office until the next Annual Meeting or until their respective successors are elected and qualified or until they resign or are removed. Election requires a plurality of votes cast.

The directors will be elected by a plurality of the votes cast, which means that the nominees receiving the largest number of “FOR” votes will be elected to the open positions.

The Board of Directors has evaluated the key attributes, experience, and skills of each nominee (set forth after biographical information of each nominee in “Information about the Nominees” in Part 2) and has concluded on that basis that each nominee listed below should be renominated for another term as director.

The following table provides the names, positions, ages and principal occupations of our current and renominated directors:

Name	Age	Position with Company	Principal Occupation
Mario Concha	79	President and CEO since September 2019; Chairman since 2016; Director since 2013	President and CEO of the Company
Michael Barry	50	Director since 2018	General Counsel and Chief Compliance Officer of Samlyn Capital, LLC
Robert T. Betz	77	Director since 2014	Owner, Personal Care Ingredients
John F. Levy	65	Vice Chairman since 2016; Director since 2008	CEO of Sticky fingers Restaurant, LLC
Michael Pohly	50	Director since 2018	Founder and Managing Member of Goshawk Partners, LLC.
Geoffrey Scott	71	Director since 2019	Private Investor
Ali Zamani	40	Director since 2014	Managing Partner, Overlook Investments, LLC
Alexandre Zyngier	50	Director since 2017	Managing Partners, Batuta Advisors

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING

FOR EACH NOMINEE

Proposal 2: Advisory Vote on Executive Compensation

As required by Section 14A of the Securities and Exchange Act of 1934, we are asking for your approval of the following resolution (the “Say-on-Pay” resolution):

RESOLVED, that the stockholders approve, in a nonbinding vote, the compensation of the Company’s Named Executive Officers.

Reductions in 2016 Compensation as Compared to 2015 Compensation

Given the Board’s conclusion that the Company was not moving forward toward cash flow positive at an acceptable rate, 2016 cash compensation and 2016 total compensation for the Named Executive Officers represented significant reductions in comparison to 2015 cash compensation and 2015 total compensation. Details about 2015 and 2016 compensation are set forth below.

2015 Compensation

	2015 Salary	Cash Bonus for 2015 Performance	Total 2015 Cash Compensation	Bonus Paid in Options in 2016 for 2015 performance (1)	February 2015 Option Grant (1)		Total 2015 Option Compensation (1)	Total 2015 Compensation (1)

Zeitoun	$600,000	$299,000	$899,000	$50,000			$50,000	$949,000
Gleeson	$300,000	$37,500	$337,500	$37,500			$37,500	$375,000
Carney	$200,000	$37,500	$237,500	$37,500	$16,562	(2)	$54,062	$291,062

(1)	Option values are based on Black Scholes value at the date of grant.

(2)	Option grant was not tied to any performance goals, past or future

For 2016, the Board cut the salaries from 2015 levels as follows: Mr. Zeitoun — 42% reduction: (from $600,000 to $350,000) and Mr. Gleeson — 16% reduction (from $300,000 to $250,000). Mr. Carney agreed to take options in lieu of 25% of his salary for one year ($50,000) beginning in August, 2016.

Mr. Zeitoun’s 2016 compensation arrangement included a revenue-based bonus of up to $150,000 (4% of revenues up to $4 million up to a $150,000 bonus) and he was paid that amount in full.

The Board agreed to pay performance bonuses to the Named Executive Officers based on financial performance and personal goals. The financial performance bonus required management to cause the Company to perform at a high level in comparison to prior years, the standard for payment of the bonus being sustainable cash flow breakeven after payment of the bonuses. The cash flow performance bonus was structured on an “all-or-nothing” basis.

If the Company were to reach cash flow breakeven, the entire bonuses (both for financial performance and for personal goals) would have been payable in cash, but if cash flow goal was not met, any bonus for achievement of personal goals would be payable in options. The cash flow goal was not met.

Mr. Zeitoun’s total maximum bonus for 2016 was $500,000. 80% of Zeitoun’s bonus was based on achievement of cash flow goals and 20% was based on achievement of personal goals. The cash flow goals were not met. No bonus for achievement of personal goals will be paid, although no determination was made as to the achievement of personal goals.

The maximum total bonus for each of Messrs. Carney and Gleeson was $75,000, two-thirds of which is based on the cash flow goal and one-third was based on for personal goals. The cash flow goals were not met. No bonus for achievement of personal goals will be paid, although no determination was made as to the achievement of personal goals.

2017 Compensation

In March 2017, on recommendation of the Compensation Committee, the Board determined the compensation of the Named Executive Officers would be as follows:

Mr. Zeitoun’s 2017 compensation is as follows: salary — $350,000; cash receipts bonus — 4% of monthly gross cash receipts, up to a maximum bonus of $150,000; revenue bonus — $100,000 if GAAP revenue exceeds $6 million; cash flow bonus — $100,000 if the Company is cash flow positive for 2017.

Mr. Carney’s 2017 compensation is as follows: salary — $150,000 per annum until August 15, 2017 and $200,000 thereafter; revenue bonus — $25,000 if GAAP revenue exceeds $6 million;; cash flow bonus — $25,000 if the Company is cash flow positive for 2017.

Mr. Gleeson’s 2017 compensation is as follows: salary — $250,000; revenue bonus — $25,000 if GAAP revenue exceeds $6 million; cash flow bonus — $25,000 if the Company is cash flow positive for 2017.

Mr. Zeitoun was paid the revenue bonuses. Because the thresholds were not achieved, none of the other bonuses were paid to any Named Executive Officer.

On August 18, 2017, on the recommendation of the Compensation Committee, the Board, in order that the Named Executive Officers would be properly motivated to take action that would increase value for stockholders, granted options to Named Executive Officers as follows: Andre Zeitoun: 12,910,772 options; Christopher Carney: 4,780,550 options; William Gleeson: 3,749,439 options. The options are ten-year options and the exercise price is $0.06. Vesting conditions are as follows: (i) 25% of the options will vest upon the closing of the sale of an aggregate of $600,000 of units (consisting of one share of Common Stock and a warrant to purchase .25 of a share of Common Stock) at $.04 per unit (this goal has been achieved); (ii) 25% of the options will vest upon the receipt of at least $900,000 from one or more of the following sources: sale(s) of Common Stock over and above $600,000, consideration for entering into licensing or similar agreement(s), and/or consideration for entering into agreement(s) relating to the sale or lease of minerals rights or entering into options or other agreements relating mineral rights; (iii) 25% of the options will vest when the Company has toll processing arrangements with two toll processors of halloysite that, in management’s good faith belief, can process halloysite to the Company’s specifications (one of the agreements may be a back-up or standby arrangement); (iv) 8.3% of the options if EBITDA is positive over a period of twelve months; (v) 8.3% of the options if EBITDA equals or exceeds $2 million over a period of twelve months; and (vi) 8.3% of the options if EBITDA equals or exceeds $4 million over a period of twelve months. The vesting under the first three conditions need not be sequential and the vesting under fourth and fifth or under the fourth, fifth, and sixth, or the fifth and sixth can occur simultaneously. EBITDA is defined as operating income plus depreciation and amortization expense plus non-cash expense plus any unusual, one-time expense incurred during the period.

The options were granted under the 2017 Incentive Plan, which was adopted on August 18, 2017 by the Board of Directors. Forty million shares of Common Stock are subject to the plan.

On December 7, 2017, the Board of Directors, on the recommendation of the Compensation Committee, granted to Mr. Zeitoun a bonus for service in 2017 of $120,000, and in particular for work on amendments to the Series A and Series 2023 Notes and the BASF supply and tolling agreements, and to each of Mr. Carney and Mr. Gleeson a bonus for service in 2017. The bonuses were paid in 2018

2018 Compensation

2018 salaries for the Named Executive Officers are as follows: Mr. Zeitoun: $350,000; Mr. Carney: $200,000; Mr. Gleeson; $250,000. The Board, on recommendation of the Compensation Committee, awarded bonuses for 2018 performance in the amount of $75,000 to Mr. Zeitoun and $20,000 each to Messrs. Carney and Gleeson. The bonuses were paid in 2019.

In reaching its decisions for 2018 compensation, the Compensation Committee and the Board took into account (i) the results vote the Say-on-Pay vote (86%) in favor, which suggested that stockholders were generally favorable to the compensation scheme, (ii) the Company’s financial results and prospects for generating revenues and the need to conserve capital, which led to no increase in salary, (iii) their efforts in connection of the amendment of Series A and the Series 2023 notes and the sale of the waste piles for $4.5 million, which led to the bonus and (iv) the options granted in 2017, which provided sufficient lion-term incentive, so that no more long-term incentive was deemed necessary.

** * *

Approval of the advisory vote on executive compensations requires a majority of votes cast.

OUR BOARD UNANIMOUSLY RECOMMENDS VOTING

“FOR” ON THE ADVISORY VOTE ON EXECUTIVE COMPENSATION

Proposal 3: Amendment to the Certificate of incorporation to Increase the Total Number of Authorized Shares from 410,000,000 to 710,000,000 and the Number of Authorized Shares of Common Stock from 400,000,000 to 700,000,000

The Proposal

Our Certificate of Incorporation currently authorizes 410,000,000 shares of stock, 400,000,000 of which are currently designated as Common Stock and 10,000,000 of which are currently designated as Preferred Stock (for which the Board of Directors has the authority to establish, in its discretion from time to time, the voting rights and other designations, preferences, rights, qualifications, limitations and restrictions).

The Board of Directors has unanimously approved the advisability of, and adopted, subject to stockholder approval, an amendment to our Certificate of Incorporation, providing for an increase in the number of authorized shares from 410,000,000 to 710,000,000 and an increase in the number of authorized shares of Common Stock from 400,000,000 to 700,000,000 shares.

The following is the text of the proposed amendment to the paragraph A of Article FOURTH of the Certificate of Incorporation:

A. Authorized Shares and Classes of Stock.

The total number of shares and classes of stock that the Company shall have authority to issue is 710,000,000 shares, which shall be divided into two classes, as follows: 10,000,000 shares of Preferred Stock, par value of $0.001 per share, and 700,000,000 shares of Common Stock, the par value of $0.001 per share.

The affirmative vote of a majority of all outstanding shares of Common Stock is required for approval of the proposed amendment to the Certificate of Incorporation.

If this Proposal is approved by our stockholders, the Amendment to our Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Delaware Secretary of State, which filing would be expected to take place as soon as practicable following the Annual Meeting.

Why Additional Shares Are Needed

As of the date of this proxy statement, all except 27,541,647 of the 400 million authorized shares of Common Stock have either been issued or reserved for issuance. More particularly,

●	175,513,549 shares are issued and outstanding;
●	110,329,863 shares are reserved for issuance on the conversion of 10% PIK Interest Convertible Notes due 2023 (“Series 2023 Notes”) and 10% PIK Interest Convertible Notes due 2018 (“Series A Notes”) issued in connection with August, 2013 and November, 2014 financings;
●	26,688,373 shares are reserved for issuance in connection the exercise of outstanding warrants;
●	59,926,568 shares are reserved for issuance in connection with the exercise of outstanding options issued to officers, directors, employees, and consultants.

Uses of Additional Shares

The Board of Directors has no specific plans for the additional shares. The shares many be used, among other reasons,  in connection financings, the grant of shares or options to employees, directors, and consultants. The Company is in the process of attempting to raise capital, which may require the use of shares of Preferred or Common Stock.

The additional shares of Common Stock authorized by the proposed amendment can be issued upon approval by the Board of Directors without further vote of our stockholders except as may be required in particular cases by applicable law, regulatory agencies or, if the shares of Common Stock become listed, the rules of a stock exchange.

Under Delaware law, stockholders are not entitled to appraisal rights with respect to their shares of Common Stock in the event that the Certificate of Incorporation is amended to authorize additional shares.

Information about the Common Stock

Dividend Rights

The Delaware General Corporation Law (“DGCL”) provides that dividends may be paid out of a company’s surplus, or in the case there is no surplus, out of the company’s net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

The statute defines the term “surplus” in relation to the corporation’s “capital.”  The capital of a corporation in respect of shares having par value is an amount equal to the aggregate par value of the outstanding shares having par value (the Common Stock has a par value of $.001 per share) , plus such portion of the net assets of the corporation as the board of directors by resolution has directed to be contributed to the capital in respect of such shares, minus such amounts by which the board of directors by resolution has caused the capital in respect of such shares to be reduced in accordance with DGCL, but in no event may the capital in respect of shares of stock having par value be less than the aggregate par value of the outstanding shares having par value. In turn, the excess, if any, at any given time, of the net assets of the corporation over the amount so determined to be capital is surplus. Net assets means the amount by which total assets exceed total liabilities. Capital and surplus are not liabilities for this purpose. As so determined, the surplus of a corporation is consequently an amount equal to the present fair value of the total assets of the corporation, minus the present fair value of the total liabilities of the corporation, minus the capital of the corporation.

Voting issues
Voting generally	Each share of Common Stock is entitled to one vote on all matters submitted to the holders of Common Stock.

Stockholder vote required to amend Certificate of Incorporation	A majority of the outstanding stock entitled to vote.

Stockholder vote required to amend bylaws	Affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter.

An asset sale that requires stockholder approval	The sale of all substantially all of the assets.

Stockholder vote required to approve merger, share exchange, or asset sale that requires stockholder approval	A majority of the outstanding stock entitled to vote

Exceptions to the requirement for stockholder approval of mergers	Short-form mergers (where parent owns 90% or more of the voting securities) No vote required by stockholders in a merger if (a) the merger agreement does not amend the existing Certificate of Incorporation, (b) each share of the stock of outstanding immediately before the effective date of the merger is an identical outstanding or treasury share after the merger, and (c) either no shares of Common Stock and no shares, securities or obligations convertible into such stock are to be issued or delivered under the plan of merger, or the authorized and unissued shares or the treasury shares of Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered under such plan do not exceed 20% of the shares of Common Stock of such constituent corporation outstanding immediately prior to the effective date of the merger.

Whether action of stockholders by written consent is permitted	Permitted by Article Sixth of the Certificate of Incorporation

Miscellaneous

The Common Stock is not convertible.

The Common Stock has no sinking fund provisions, is not subject to redemption, and is not liable to further calls or to assessment by the Company for liabilities of the Company imposed on its stockholders.

The Board of Directors is not classified.

There is no preferred stock outstanding and hence the Common Stock is not subject to any preferred stock. If preferred stock is issued, it could have liquidation preferences over Common Stock.

Upon liquidation, the Common Stock is entitled to receive distributions on a pro rata basis.

The Common Stock has no preemptive rights, except as set forth below.  Until such time as Samlyn Onshore Fund, LP, a Delaware limited partnership (“Samlyn Onshore”), and Samlyn Offshore Master Fund, Ltd., a Cayman Islands exempted company (“Samlyn Offshore,” and together with Samlyn Onshore, the “Investors” together with any of their Affiliates, beneficially own less than 9,700,000 shares of Common Stock in the aggregate: (a) If the Company proposes to issue any (i) equity securities or (ii) securities convertible into or exercisable or exchangeable for equity securities, other than any Excluded Securities (as defined) (the “Dilutive Securities”), the Company shall deliver to each Investor a written notice prior to the date of the proposed issuance; (b) Each Investor shall have the option, to subscribe for up to a number of such Dilutive Securities, equal to the number of such Dilutive Securities proposed to be offered multiplied by a fraction, the numerator of which is the total number of shares of Common Stock beneficially owned by such Investor and any of its Affiliates at the time the Company proposes to issue any Offer Securities and the denominator of which is the total number of shares of Common Stock issued and outstanding at such time (“Pro Rata Portion”); (c) If  any Investor does subscribe or subscribes for a number of Securities less than its Pro Rata Portion, the Company may within 90 days issue the part of such Dilutive Securities as to which such Investor has elected not to subscribe (the “Refused Securities”) to any other Person (a “New Investor”) in accordance with the terms and conditions set forth in the notice.

There are no restrictions on alienability of the Common Stock, and no discrimination against any existing or prospective holder of Common Stock as a result of such holder owning a substantial amount of securities, imposed by the DGCL or the Company’s Certificate of Incorporation or By-Laws.

The amendment to our Certificate of Incorporations under this Item 3 requires the affirmative vote of a majority of our outstanding shares of Common Stock. If the amendment to the Charter is approved, then it will become effective upon filing with the Delaware Department of State, which filing would be made promptly after the Annual Meeting.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

Proposal 4: Ratification of Independent Auditor

The Audit Committee has selected MaloneBailey LLP as the Company’s independent auditor for fiscal year 2019, and the Board asks stockholders to ratify that selection.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR RATIFICATION OF THE INDEPENDENT AUDITOR.

Part 8 Materials Incorporated by Reference

Accompanying this proxy statement are the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and the Quarterly Report of Form 10-Q for the three months ended June 30, 2019

The following are incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2018 filed on April 16, 2019

•	Consolidated Financial Statements and Supplementary Data

•	Management’s Discussion and Analysis of Financial Condition and Results of Operation

•	Qualitative and Quantitative Disclosure about Market Risk

•	Selected Financial Data

The following are incorporated by reference to the Quarterly Report of Form 10-Q for the period ended June 30, 2019 filed on August 14, 2019

•	Consolidated Financial Statements and Supplementary Data

•	Management’s Discussion and Analysis of Financial Condition and Results of Operation

•	Qualitative and Quantitative Disclosure about Market Risk

APPLIED MINERALS, INC.

55 WASHINGTON ST.

SUITE 301

BROOKLYN, NY 11201

SCAN TO VIEW MATERIALS & VOTE

VOTE IN PERSON

A Record Stockholder who wants to vote at the meeting will need to request a ballot to vote these shares.

VOTE BY INTERNET

Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit voting instructions up until 11:59 P.M. Eastern Time on the day before the meeting. Record holders, if using www.proxyvote.com, please have the proxy card in hand when accessing the website and follow the instructions to obtain records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the day before the meeting. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date the proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E85905-P29920	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED.

APPLIED MINERALS, INC.		For	Withhold	For All	To withhold authority to vote for any individual
		All	All	Except	nominee(s), mark "For All Except" and write the
1.	Election of Directors				number(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote FOR eight	☐	☐	☐
nominees for Director with each nominee to serve until the 2020 Annual Meeting of Stockholders or until his successor is elected and qualified or until resignation or removal.

1.1 MARIO CONCHA	1.5 MICHAEL POHLY
1.2 JOHN LEVY	1.6 GEOFFREY SCOTT
1.3 MICHAEL BARRY	1.7 ALI ZAMANI
1.4 ROBERT BETZ	1.8 ALEXANDRE ZYNGIER

2.	Advisory, non-binding vote on executive compensation	For	Against	Abstain

The Board of Directors recommends a vote FOR approval, on an advisory basis, of executive compensation.		☐	☐	☐

3.	Amend the Certificate of Incorporation to increase the number of authorized shares to 710 million and the number of authorized shares of Common Stock to 700 million

The Board recommends a vote FOR the amendment		☐	☐	☐

4.	The ratification of MaloneBailey LLP as our independent registered public accounting firm

The Board of Directors recommends a vote FOR ratification.		☐	☐	☐

Mark Here for Address Changes or Comments (SEE REVERSE)	☐

Signature must be that of stockholder. If shares are held jointly, each stockholder named should sign. If the signer is a corporation, please sign the full corporate name by duly authorized officer. If the signer is a partnership, please sign partnership name by authorized person. Executors, administrators, trustees, guardians, attorneys-in-fact, etc., should so indicate when signing.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

APPLIED MINERALS, INC.

The Notice of Annual Meeting of Stockholders, Proxy Statement, the Annual Report to Stockholders (Form 10-K),

and the Quarterly Report for the three months ended June 30, 2019 (10-Q)

are available on the following website: www.proxyvote.com.

FOLD AND DETACH HERE	E85906-P29920

SOLICITED BY THE BOARD OF DIRECTORS

APPLIED MINERALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

December 4, 2019

The undersigned hereby appoints Eric Basroon and Christopher T. Carney or either of them, with full power of substitution, proxies for the undersigned and authorizes them to represent and vote, as designated, all the shares of Applied Minerals, Inc. registered in the name of the undersigned at the 2019 Annual Meeting to be held at 300 Vesey Street, 12th Floor, New York, NY 10282 on December 4, 2019, at 3:00 p.m., Eastern Time, and at any adjournment of such meeting, as indicated with respect to the proposals listed on the reverse side hereof and with discretionary authority as to any other matters that may properly come before the meeting, as recommended by the Board of Directors, all in accordance with and as described in the Notice and Proxy Statement of the Annual Meeting.

If this Proxy is executed without indicating (i) a vote for all nominees (ii) withhold for all nominees or (iii) a vote for all except specified nominee(s), it will be deemed to grant authority to vote FOR all nominees. If this Proxy is executed without indicating voting instructions on one or more of Proposals 2, 3, or 4, then it will be deemed to grant authority to vote FOR such uninstructed Proposal(s).

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed, on the other side)